                                                                       Exhibit 2


================================================================================








                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                        AMERICAN RETIREMENT CORPORATION,
                              FREEDOM GROUP, INC.,

                                       AND

                               THE SHAREHOLDERS OF
                               FREEDOM GROUP, INC.

                            DATED AS OF MAY 29, 1998











================================================================================

                                      INDEX

ARTICLE 1.

         DEFINITIONS.........................................................................1

ARTICLE 2.

         THE MERGER..........................................................................9
         2.1      The Merger.................................................................9
         2.2      The Closing................................................................9
         2.3      Effective Time............................................................10

ARTICLE 3.

         CONVERSION OF FGI STOCK............................................................10
         3.1      Conversion of FGI Shares in the Merger....................................10
         3.2      Exchange of Certificates..................................................10
         3.3      Stock Splits, Etc. of ARC Common Stock....................................10
         3.4      Consent to Merger; Waiver of Dissenters' Rights.  ........................11
         3.5      Additional Merger Consideration...........................................11

ARTICLE 4.

         REPRESENTATIONS AND WARRANTIES OF FGI AND THE
         FGI SHAREHOLDERS...................................................................11
         4.1      Organization, Qualification, and Power and Authority. ....................12
         4.2      Authorization, Validity, and Effect of Agreements.........................13
         4.3      Capitalization............................................................13
         4.4      Prior Sales of Securities.................................................14
         4.5      Noncontravention..........................................................14
         4.6      Brokers' Fees.............................................................14
         4.7      Title to Assets...........................................................14
         4.8      Subsidiaries..............................................................14
         4.9      Financial Statements......................................................15
         4.10     Subsequent Events.........................................................16
         4.11     Undisclosed Liabilities...................................................19
         4.12     Legal Compliance..........................................................19
         4.13     Tax Matters...............................................................19
         4.14     Real Property.............................................................22
         4.15     Intellectual Property.....................................................24

         4.16     Tangible Assets...........................................................25
         4.17     Contracts.................................................................25
         4.18     Residency Agreements......................................................27
         4.19     Notes and Accounts Receivable.............................................27
         4.20     Powers of Attorney........................................................27
         4.21     Insurance.................................................................27
         4.22     Litigation................................................................28
         4.23     Employees.................................................................28
         4.24     Employee Benefits.........................................................29
         4.25     Guaranties................................................................30
         4.26     Environmental, Health, and Safety Matters.................................30
         4.27     Licenses and Permits......................................................32
         4.28     Inspections and Investigations............................................34
         4.29     Investment................................................................34
         4.30     Certain Payments..........................................................34
         4.31     Ownership of ARC Securities...............................................35
         4.32     Disclosure................................................................35

ARTICLE 5.

         REPRESENTATIONS AND WARRANTIES OF ARC..............................................35
         5.1      Organization of ARC.......................................................35
         5.2      Authorization of Transaction..............................................35
         5.3      Capitalization............................................................36
         5.4      Noncontravention..........................................................36
         5.5      Brokers' Fees.............................................................36
         5.6      SEC Reports...............................................................36
         5.7      Governmental Authorizations...............................................37
         5.8      Certain Payments..........................................................37
         5.9      Legal Compliance..........................................................37

ARTICLE 6.

         PRE-CLOSING COVENANTS..............................................................38
         6.1      Covenants of ARC, FGI, and the FGI Shareholders...........................38
         6.2      Covenants of FGI and the FGI Shareholders.................................39
         6.3      Covenants of ARC..........................................................42

ARTICLE 7.

         CONDITIONS.........................................................................42
         7.1      Conditions to Obligation of ARC...........................................42

                                       ii

         7.2      Conditions to Obligations of FGI and the FGI Shareholders.................47
         7.3      Preparation of Certain Transaction Documents..............................48

ARTICLE 8.

         POST-CLOSING COVENANTS.............................................................49
         8.1      General...................................................................49
         8.2      Litigation Support........................................................49
         8.3      Transition................................................................49
         8.4      Confidentiality...........................................................50
         8.5      ARC Stock Certificates....................................................50
         8.6      Post-Closing Repayment of Certain Promissory Notes; Loan Assumption Fees..51
         8.7      Net Working Capital Adjustments...........................................51
         8.8      Insurance.................................................................52
         8.9      ARC Change of Accounting Method...........................................52

ARTICLE 9.

         SURVIVAL OF REPRESENTATIONS AND
         WARRANTIES; INDEMNIFICATION........................................................53
         9.1      Survival of Representations and Warranties................................53
         9.2      Indemnification Obligations of the FGI Shareholders.......................53
         9.3      Procedure for Matters Involving Third Parties.............................55
         9.4      Indemnification Obligations of ARC........................................57
         9.5      Notice of Claim...........................................................58
         9.6      Certain Limitations on the FGI Shareholders' Indemnification Liability....58
         9.7      Option to Pay in ARC Common Stock.........................................59
         9.8      Determination of Adverse Consequences.....................................59
         9.9      Right of Set-Off..........................................................60
         9.10     Other Remedies; FGI Shareholders Release..................................60
         9.11     FGI Representations and Warranties........................................61

ARTICLE 10.

         TERMINATION........................................................................61
         10.1     Termination of Agreement..................................................61
         10.2     Effect of Termination.....................................................62
         10.3     Extension; Waiver.........................................................63

ARTICLE 11.

         GENERAL PROVISIONS.................................................................63
         11.1     Notices...................................................................63
         11.2     Assignment; Binding Effect; Benefit.......................................64
         11.3     Entire Agreement..........................................................64
         11.4     Amendment.................................................................65
         11.5     Governing Law.............................................................65
         11.6     Counterparts..............................................................65
         11.7     Waivers...................................................................65
         11.8     Incorporation of Exhibits.................................................65
         11.9     Severability..............................................................65
         11.10    Expenses..................................................................66
         11.11    Construction..............................................................66
         11.12    Enforcement of Agreement..................................................66
         11.13    Section Headings..........................................................66
         11.14    Submission to Jurisdiction................................................66

                            ATTACHMENTS AND EXHIBITS


FGI Disclosure Letter
ARC Disclosure Letter
Exhibit A-1    Articles of Merger (Tennessee)
Exhibit A-2    Articles of Merger (Florida)
Exhibit A-3    Plan of Merger
Exhibit B      Acceptable Grandview Management Agreement Terms
Exhibit C      Agreement for Management Services (Freedom Square)
Exhibit D      Agreement to Enter Into Management Agreement and Purchase Option
              (Freedom Square)
Exhibit E      Agreement for Management Services (Freedom Plaza)
Exhibit F      Shareholder Agreement (Roskamp)
Exhibit G      Shareholder Agreement (Prince Entities)
Exhibit H      Registration Rights Agreement
Exhibit I      Illustrative Calculation of Initial Working Capital Adjustment
Exhibit J      Set-off and Escrow Agreement Terms

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (the "Agreement") is executed as of the 29th day of May, 1998, by and among American Retirement Corporation, a Tennessee corporation ("ARC"), Freedom Group, Inc., a Florida corporation ("FGI"), and each of the shareholders of FGI as identified on the signature pages hereto (individually, a "FGI Shareholder," and collectively the "FGI Shareholders").

                                    RECITALS

         WHEREAS, the Boards of Directors of ARC and FGI each have determined that a business combination between ARC and FGI is in the best interests of their respective companies and shareholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein; and

         WHEREAS, for federal income tax purposes, it is intended that the merger provided for herein shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants, and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

         1.1 Certain Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

         "ACCREDITED INVESTOR" has the meaning set forth in Regulation D promulgated under the Securities Act.

         "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, diminution in value, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including, but not limited to, court costs and reasonable attorneys' fees and expenses; provided, however, that a diminution in value of ARC Common Stock shall not by itself constitute an Adverse Consequence.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "AFFILIATED GROUP" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

         "APPLICABLE RATE" means the prime rate of interest publicly announced from time to time by First Union National Bank of Tennessee, Nashville, Tennessee.

         "ARC STOCK PRICE" means $21.00 per share of ARC Common Stock, subject to adjustment as set forth in this Agreement.

         "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "CLAIM NOTICE" shall have the meaning ascribed to such term in Section
9.5 of this Agreement.

         "COMPANION SECURITIES PURCHASE AGREEMENTS" means the Securities Purchase Agreements to be entered into by ARC (or its Affiliates) relating to the acquisition by ARC (or its Affiliates) of all of the equity interests in the Target Entities that are not owned by FGI. The aggregate purchase prices payable under each of the Companion Securities Purchase Agreements shall be as follows:

             Freedom Village of Holland                         $7,907,522
             Freedom Plaza - Sun City Center, Florida           $2,500,000
             Lake Seminole                                      $1,523,527

         "COMMUNITIES" means the following retirement and senior living communities and all assets associated therewith (i) Lake Seminole Square located in Seminole, Florida, (ii) Freedom Village located in Holland, Michigan, (iii) Freedom Plaza located in Sun City Center, Florida, and (iv) Freedom Plaza located in Peoria, Arizona.

         "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of FGI, the FGI Subsidiaries, and the Excluded FGI Entities, or ARC and its subsidiaries and Affiliates, as the case may be, that is not generally available to the public.

         "DEFERRED INTERCOMPANY TRANSACTION" has the meaning set forth in Treas. Reg. Section 1.1502-13.

         "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(2).

         "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(1).

         "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to reporting requirements for, or the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of, any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "ERISA AFFILIATE" means any entity required to be aggregated with FGI or any of the FGI Subsidiaries under Code Section 414(b), (c), (m), or (o).

         "EXCESS LOSS ACCOUNT" has the meaning set forth in Treas. Reg.
Section 1.1502-19.

         "EXCLUDED ASSETS" means (a) FGI's interests in the Excluded FGI Entities, (b) the retirement communities, assets, and other property interests owned by the Excluded FGI Entities, and (c) the other assets and other equity interests currently owned, directly or indirectly, by FGI that are specifically identified as Excluded Assets in the FGI Disclosure Letter.

         "EXCLUDED FGI ENTITIES" means Freedom Plaza; Freedom Properties - Hemet, a California general partnership; Freedom Properties West, a California general partnership; Casa Pacifica, a California general partnership; Grandview Terrace Limited Partnership, an Arizona limited partnership; Freedom Communities at Sun City Center West, Inc., an Arizona corporation; Freedom Group of Sarasota, Inc., a Florida corporation; Freedom Group Healthcare, Inc., a Florida corporation; Gulf Coast Health Care, Inc., a Florida corporation; Freedom Group at Philadelphia, Inc., a Pennsylvania corporation; Freedom Village at Brandywine Limited Partnership, a Pennsylvania limited partnership; Freedom Group Naples Limited Partnership, a Florida limited partnership; Freedom Group - FVB Management Company, Inc., a Pennsylvania corporation; Freedom Group - SCW Management Company, Inc., an Arizona corporation; Freedom Group - Arizona, Inc., a Florida corporation; and Freedom Group - California, Inc., a Florida corporation. The businesses currently operated by the Excluded FGI Entities are generally described in Schedule 4.8 of the FGI Disclosure Letter.

         "FGI 1998 BUSINESS PLAN" means the business plan for calendar year 1998 of FGI, each of the FGI Subsidiaries and the Communities, a true, correct and complete copy of which is attached to the FGI Disclosure Letter.

         "FGI MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, operations, prospects or condition (financial or otherwise) of FGI, any of the FGI Subsidiaries, or any Community.

         "FGI SUBSIDIARIES" means Freedom Group Management Company, Inc., a Florida corporation, Freedom Group Development Company, Inc., a Florida corporation, S&S Building Materials of Pinellas, Inc., a Florida corporation, Freedom Group - Naples Management Company, Inc., a Florida corporation, and each of the Target Entities.

         "FIDUCIARY" has the meaning set forth in ERISA Section 3(21).

         "FREEDOM MANAGEMENT AGREEMENT" means the Agreement for Management Services, substantially in the form attached hereto as Exhibit E, relating to the Freedom Plaza retirement community located in Peoria, Arizona.

         "FREEDOM PLAZA" means Freedom Plaza Limited Partnership, an Arizona limited partnership.

         "FREEDOM SQUARE" means the Freedom Square retirement community located in Seminole, Florida, which is owned by Seminole Properties.

         "FREEDOM SQUARE DEVELOPMENTS" means Freedom Square Developments, a Florida general partnership, of which Roskamp has a 97.03% interest and Frank L. Herold has a 2.97% interest.

         "FREEDOM SQUARE GROCERY PARCEL" means that certain tract of real estate having an address of 7880 Seminole Boulevard, Seminole, Florida 33772.

         "GAAP" means United States generally accepted accounting principles consistently applied in accordance with historical practice.

         "GRANDVIEW" means the Grandview Terrace retirement community located in Sun City, Arizona.

         "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations in part revisions, extensions, and reexaminations relating thereto, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, and all goodwill associated therewith, together with all translations, adaptations, derivations, and combinations, applications, registrations, and renewals relating thereto, (c) all copyrights, and all applications, registrations, and renewals relating thereto, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all other proprietary rights, and (g) all copies and tangible embodiments of the foregoing (in whatever form or medium).

         "KNOWLEDGE" means: (a) when used in reference to the knowledge of a natural person the person's actual knowledge without investigation, except as set forth in (b) below; (b) when used in reference to the knowledge of FGI or the FGI Shareholders, the actual knowledge of Roskamp, Frank L. Herold, Gregory
L. Patterson, Robert Havemen, Andree Huffine, James Corbett, Rick Kamminga, William W. Nickel, and Steve Roskamp after reasonable, good faith inquiry of the employee(s) of FGI, the FGI Subsidiaries, or Freedom Plaza who are responsible for, or whose duties include, the matter(s) to which the subject statement, representation, warranty, or covenant relates; and (c) when used in reference to the knowledge of ARC, the knowledge of W.E. Sheriff, Christopher J. Coates, George T. Hicks, H. Todd Kaestner, and Debbie Elliott after reasonable, good faith inquiry of the employee(s) of ARC who are responsible for, or whose duties include, the matter(s) to which the subject statement, representation, warranty, or covenant relates.

         "LAW" means all applicable Federal, state, and local laws, including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder, of federal, state, local, and foreign governments (and all agencies thereof).

         "LIABILITY" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including without limitation any liability or obligation for Taxes.

         "LIEN" means any mortgage, pledge, lien, encumbrance, charge, or security interest.

         "MASTER TRUST ACCOUNTING METHOD" refers to the method of accounting used for federal income tax purposes (including the practices or procedures for reporting items on a Tax Return) utilized prior to the Closing by certain of the Target Entities and Excluded FGI Entities pertaining to payments under, and amounts due from, master trust arrangements and Residency Agreements, including the initial deposits by residents to the master trust, loan of these deposits, repayments of the loan, application by residents of monthly principal repayments received from the master trust as a credit on the monthly service fee and payment by the resident of a life-care fee pursuant to a Residency Agreement upon termination of a resident's occupancy.

         "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in
Section 4.9 hereof.

         "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Section 3(37).

         "NET WORKING CAPITAL" means the difference between the aggregate current assets and the aggregate current liabilities of FGI and the FGI Subsidiaries (excluding the current assets and current liabilities of the Excluded FGI Entities), calculated on a combined basis in accordance with GAAP. Notwithstanding the foregoing, the following adjustments and reclassifications shall be made in determining Net Working Capital:

                  (i) the Shareholder Notes, the Resident Notes and the Michigan Loan Assumption Fee referenced in Section 8.6 shall not be current liabilities (and shall be paid by ARC pursuant to Section 8.6);

                  (ii) current maturities of long-term debt shall be excluded from current liabilities; provided, however, that amounts owed by FGI or any FGI Subsidiary to its shareholders or partners shall be considered current liabilities (including amounts owed by FGI to PHC, L.L.C. and amounts owed by Freedom Village of Holland, Michigan to FVH, Inc., Vanderbilt Family Investments, Inc. and GJV Corporation) (collectively, the "Related Party Notes");

                  (iii) to the extent not otherwise accrued as current liabilities on the balance sheets being used to determine Net Working Capital, the following items shall be considered current liabilities:
         (A) all Taxes associated with the transfer of the Excluded Assets as described in Section 6.2 (c), (B) all severance costs pursuant to the severance arrangements listed on Schedules 4.10(r) and 4.17(i), and (C) all costs associated with the termination, modification, or acceleration of payments under any Employee Benefit Plan of FGI or any FGI Subsidiary; (D) amounts outstanding under FGI's approximately $640,000 Line of Credit with Baird & Co.; (E) additional property taxes due to the State of Michigan for years 1991 and 1992 in the amount of $178,000; (F) FGI's commitment to make donations to the University of South Florida through the Closing Date; and (G) all closing expenses of FGI related to the transactions contemplated hereby (including any investment banking fees due or owing to McDonald & Company Securities, Inc.);

                  (iv) any charitable contribution carryovers associated with or derived from the transfer of the Excluded Assets shall not be considered current assets nor result in a reduction in current liabilities;

                  (v) none of the rescission escrow deposits relating to the Golfview Terrace Apartments located in Sun City Center, Florida shall be considered current assets; and

                  (vi) any earned entry fees shall be excluded from current assets.

         "ORDINARY COURSE OF BUSINESS" means the good faith, ordinary course of business consistent with past experience, custom and practice (including with respect to quantity, quality and frequency).

         "POST-SIGNING EVENT" means any fact, event, occurrence or circumstance that first arises or comes into existence after the date of this Agreement, including any lawsuit filed after the date of this Agreement, the Basis of which either (i) first came into existence after the date of this Agreement or (ii) first came to the Knowledge of FGI or the FGI Shareholders after the date of this Agreement.

         "PRINCE ENTITIES" means PHC, L.L.C., a Michigan limited liability company, and the Edgar and Elsa Prince Foundation, a Michigan corporation.

         "PROHIBITED TRANSACTION" has the meaning set forth in ERISA Section 406 and Code Section 4975.

         "RESIDENCY AGREEMENT" means any lease, residency, occupancy, health center admission, or similar agreements relating to residents or patients at the Communities.

         "ROSKAMP" means Robert G. Roskamp, an individual whose principal place of residence is in the State of Florida.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "SEMINOLE NURSING PAVILION" means Seminole Nursing Pavilion retirement community located in Seminole, Florida, which is owned by Seminole Nursing Pavilion, a Florida general partnership, of which Roskamp has a 33.33% interest and Freedom Square Developments has a 66.67% interest.

         "SEMINOLE PROPERTIES" means Seminole Properties, a Florida general partnership, of which Roskamp has a 33.33% interest and Freedom Square Developments has a 66.67% interest.

                  "TARGET ENTITIES" means collectively the following entities:
(i) Freedom Village of Holland, Michigan, a Michigan general partnership of which FGI owns a 37.5% general partnership interest; (ii) Freedom Village of Sun City Center, Ltd., a Florida limited partnership of which FGI owns a 55.0% general partnership interest; (iii) Freedom Group - Lake Seminole Square, Inc., a Florida corporation of which FGI owns approximately 93% of the outstanding capital stock; and (iv) Lake Seminole Square Management Company, Inc., a Florida corporation of which FGI owns approximately 93% of the outstanding capital stock.

         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on-minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX RETURN" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any taxing authority in connection with its determination, assessment, collection, administration, or imposition of any Tax.

         "TREAS. REG." means the proposed, temporary and final regulations promulgated under the Code.

         1.2 Interpretation. In this Agreement, unless the context otherwise requires:

             (a) references to this Agreement shall include this Agreement and the FGI Disclosure Letter and the ARC Disclosure Letter (as hereinafter defined);

             (b) references to Articles and Sections are references to articles and sections of this Agreement;

             (c) references to any party to this Agreement shall include references to its respective successors and permitted assigns;

             (d) references to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal;

             (e) the terms "hereof," "herein," "hereby," and derivative or similar words will refer to this entire Agreement;

             (f) references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time in accordance with the application provisions of this Agreement;

             (g) the word "including" shall mean including without limitation;

             (h) references to time are references to local Nashville, Tennessee time;

             (i) reference to any gender shall include all genders; and

             (j) references in this Agreement to schedules refer to the schedules in the FGI Disclosure Letter or the ARC Disclosure Letter, as applicable.


                                   ARTICLE 2.

                                   THE MERGER


         2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.3), FGI shall be merged with and into ARC in accordance with this Agreement and the separate corporate existence of FGI shall thereupon cease (the "Merger"). ARC shall be the surviving corporation in the Merger. The Merger shall have the effects specified in
Section 48-21-108 of the Tennessee Business Corporation Act (the "TBCA") and
Section 607.1106 of the Florida Business Corporation Act (the "FBCA").

         2.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Bass, Berry & Sims PLC, First American Center, Nashville, Tennessee, at 9:00 a.m., local time, on the second business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 7 shall be fulfilled or waived in accordance herewith or at such other time, date, or place as ARC and FGI may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         2.3 Effective Time. If all of the conditions to the Merger set forth in
Article 7 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 10, the parties hereto shall cause Articles of Merger, in the forms attached hereto as Exhibit A-1 and Exhibit A-2, and a Plan of Merger, in the form attached hereto as Exhibit A-3, to be properly executed and filed in accordance with the applicable provisions of the TBCA and the FBCA on the Closing Date. The Merger shall become effective upon the later of the filing of the Articles of Merger with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Florida, or at such later time that the parties hereto shall have agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").


                                   ARTICLE 3.

                             CONVERSION OF FGI STOCK

         3.1 Conversion of FGI Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the shareholders of FGI, the issued and outstanding shares of (a) Class A Common Stock, par value $1.00 per share (the "FGI Class A Common Stock"), and Class B Common Stock, par value $1.00 per share (the "FGI Class B Common Stock"), of FGI (collectively, the "FGI Common Stock"), and (b) Series A Preferred Stock, par value $20,000 per share ("Series A Preferred Stock"), shall be converted into and become exchangeable for, the right to receive an aggregate of (i) 1,370,000 shares of validly issued, fully paid, and nonassessable common stock, par value $.01 per share, of ARC ("ARC Common Stock"), and (ii) subject to the adjustment provisions of Section 8.7, $20,647,951 in cash by wire transfer of immediately available funds (such shares of ARC Common Stock and cash are collectively referred to herein as the "Merger Consideration"). The Merger Consideration shall be allocated among and distributed to the FGI Shareholders in accordance with Schedule 3.1.

         3.2 Exchange of Certificates. At the Closing, each holder of an outstanding certificate or certificates theretofore representing outstanding FGI Common Stock or Series A Preferred Stock upon surrender thereof to ARC shall be entitled to receive in exchange therefor (i) a certificate or certificates representing the number of whole shares of ARC Common Stock set forth opposite such holder's name on Schedule 3.1 and (ii) the amount in cash set forth opposite such holder's name on Schedule 3.1.

         3.3 Stock Splits, Etc. of ARC Common Stock. In the event ARC changes the number of shares of ARC Common Stock issued and outstanding after the date hereof but prior to the

Effective Time as a result of a stock split, stock dividend, recapitalization, reorganization or any similar transaction and the record date therefor is after the date of this Agreement and prior to the Effective Time, the number of shares of ARC Common Stock to be issued pursuant to Section 3.1 hereof shall be adjusted to reflect such stock split, stock dividend, recapitalization, etc.

         3.4 Consent to Merger; Waiver of Dissenters' Rights. By their execution of this Agreement each FGI Shareholder (a) consents to the terms of the Merger and to the taking of shareholder action to approve the Merger without a meeting,
(b) acknowledges that he or it is aware of his or its rights to dissent to the Merger and demand payment for his or its shares of FGI Common Stock or Series A Preferred Stock in accordance with the FBCA, and (c) waives such rights to dissent and demand payment.

         3.5 Additional Merger Consideration. If, prior to December 31, 1998, Grandview Terrace, Ltd. shall offer to allow ARC to manage Grandview pursuant to an Acceptable Grandview Management Agreement (as hereinafter defined), ARC shall pay $1,000,000 in cash to the FGI Shareholders (the "Additional Cash Consideration"). The Additional Cash Consideration shall be allocated among, and distributed to, the FGI Shareholders in accordance with Schedule 3.1, and shall be paid by ARC by wire transfer of immediately available funds within three (3) days after the Acceptable Grandview Management Agreement is executed by ARC (or its Affiliate). As used herein, an "Acceptable Grandview Management Agreement" means a management agreement that (i) has the basic terms set forth on Exhibit B hereto, (ii) otherwise contains customary and usual terms and conditions, and
(iii) is reasonably satisfactory to ARC. ARC's execution of an agreement with Grandview Terrace, Ltd. containing substantially the basic terms set forth in Exhibit B shall constitute conclusive evidence that the agreement is satisfactory to ARC and that the FGI Shareholders are entitled to the Additional Cash Consideration.


                                   ARTICLE 4.

                  REPRESENTATIONS AND WARRANTIES OF FGI AND THE
                                FGI SHAREHOLDERS

         Except as expressly set forth in the disclosure letter delivered to ARC at the execution hereof or in the supplement thereto to be delivered to ARC pursuant to Section 6.2(j) (collectively, the "FGI Disclosure Letter"), FGI and the FGI Shareholders, severally and jointly, represent and warrant to ARC that the statements contained in this Article 4 are correct and complete as of the date hereof and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date hereof throughout this Article 4); provided, however, that (a) in no event shall any FGI Shareholder have any Liability for any representation or warranty made by any other FGI Shareholder that relates solely to such other FGI Shareholder, and
(b) the liability of the FGI Shareholders with respect to Post-Signing Events shall be limited as provided in Section 9.6(a). Nothing in the FGI Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the FGI Disclosure Letter identifies the exception with reasonable particularity (including a specific reference to the representation or warranty being excepted), and describes the relevant facts or circumstances in reasonable detail. The FGI Disclosure Letter will be arranged to correspond to the numbered and lettered sections contained in this Article 4, and will identify the Community or FGI Subsidiary with respect to which the exception relates.

         4.1 Organization, Qualification, and Power and Authority. FGI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Schedule 4.8 of the FGI Disclosure Letter sets forth the name and jurisdiction of organization of each of the FGI Subsidiaries, and any other subsidiary of FGI or any other entity in which FGI has an equity interest. Each of the FGI Subsidiaries is duly organized, validly existing, and, in the case of a corporation or limited partnership, in good standing under the laws of the jurisdiction of its organization. Each of FGI and the FGI Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a FGI Material Adverse Effect. Freedom Plaza is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a material adverse effect on Freedom Plaza. Each of FGI, the FGI Subsidiaries, and Freedom Plaza has full power and authority and all licenses, permits, and authorizations necessary to carry out the business(es) in which it is engaged and to own and use the properties owned and used by it. Schedule 4.1 of the FGI Disclosure Letter lists the directors, officers, members, or partners, as the case may be, of FGI and each of the FGI Subsidiaries. FGI has delivered to ARC correct and complete copies of the articles of incorporation and bylaws of FGI and the articles of incorporation and bylaws or partnership agreement of each of the FGI Subsidiaries (as amended to date). The minute books (containing the records of meetings of the shareholders, the board of directors, any committees of the board of directors, the members, or the partners, as the case may be) and the stock or ownership records of FGI and each of the FGI Subsidiaries are correct and complete. Neither FGI nor any of the FGI Subsidiaries is in default under or in violation of any provision of its articles of incorporation, bylaws, or partnership agreement. With respect to each FGI Shareholder that is not a natural person, such FGI Shareholder has been duly organized, is validly existing, and is in good standing under the laws of the jurisdiction of its organization.

         4.2 Authorization, Validity, and Effect of Agreements. Except for the filings described in Section 2.3 and the consents or approvals listed on Schedules 4.2 or 4.27(b), FGI and each FGI Shareholder has full power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby or associated with the transactions contemplated hereby (collectively, the "Transaction Documents") to which FGI or such FGI Shareholder is a party and to perform his or its obligations thereunder. Except for the filings described in Section 2.3 and the consents or approvals listed on Schedules 4.2 or 4.27(b), Freedom Plaza has full power and authority to execute and deliver the Freedom Management Agreement and to perform its obligations thereunder. Each of FGI, each FGI Shareholder, and Freedom Plaza has taken all action required by law, its constituent documents, and otherwise to authorize the execution and delivery by him or it of the Transaction Documents to which he or it is a party. This Agreement constitutes, and each of the other Transaction Documents, when executed and delivered by FGI or such FGI Shareholder, will constitute, the valid and legally binding obligation of FGI and the FGI Shareholders, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, receivership, moratorium, and other similar laws affecting the rights and remedies of creditors generally. The Freedom Management Agreement, when executed and delivered by Freedom Plaza, will constitute the valid and legally binding obligation of Freedom Plaza, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, receivership, moratorium, and other similar laws affecting the rights and remedies of creditors generally. Except for the filings described in Section 2.3 and the consents or approvals listed on Schedule 4.2 or 4.27(b), FGI, the FGI Subsidiaries, the FGI Shareholders, and Freedom Plaza need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by the Transaction Documents.

         4.3 Capitalization. Schedule 4.3 of the FGI Disclosure Letter sets forth the authorized securities of FGI and the total number of securities that are issued and outstanding (collectively, the "FGI Securities"). All issued and outstanding FGI Securities have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and owned beneficially by the FGI Shareholders as set forth on Schedule 4.3. Each FGI Shareholder holds the number of FGI Securities set forth opposite his or its name free and clear of any restrictions on transfer (other than any restrictions under the Securities Act or state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights (other than the rights of the holders of Series A Preferred Stock to convert such Series A Preferred Stock into Class B Common Stock), exchange rights, or other contracts or commitments that could require FGI to issue, sell, or otherwise cause to become outstanding any FGI Securities or require any FGI Shareholder to sell, transfer, or otherwise dispose of any FGI Securities owned by him or it (other than pursuant to this Agreement). There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to FGI. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of FGI Securities.

         4.4 Prior Sales of Securities. All offers and sales of FGI Securities and securities of the FGI Subsidiaries prior to the date hereof were at all relevant times exempt from the registration requirements of the Securities Act and were duly registered or the subject of an available exemption from the registration requirements of the applicable state securities or Blue Sky laws, except where the absence of such an exemption or registration will not result in a FGI Material Adverse Effect.

         4.5 Noncontravention. Except as set forth on Schedule 4.5, neither the execution and the delivery of the Transaction Documents, nor the consummation of the transactions contemplated thereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of FGI, the FGI Subsidiaries, the FGI Shareholders, or Freedom Plaza is subject or any provision of the articles of incorporation, bylaws, or other constituent documents of any of FGI, the FGI Subsidiaries, the FGI Shareholders, or Freedom Plaza, as applicable, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of FGI, the FGI Subsidiaries, the FGI Shareholders, or Freedom Plaza is a party or by which it is bound, or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Except as set forth on Schedule 4.5, FGI, the FGI Subsidiaries, the FGI Shareholders, and Freedom Plaza need not give any notice to, make any filing with, or obtain any authorization, consent, or approval from, any third party (other than any government or governmental agency) in order to consummate the transactions contemplated by the Transaction Documents.

         4.6 Brokers' Fees. None of FGI, the FGI Subsidiaries, the FGI Shareholders, or Freedom Plaza has any Liability to pay any fees or commissions to any broker, investment banker, finder, or agent with respect to the transactions contemplated by the Transaction Documents for which ARC, FGI, or any of the FGI Subsidiaries could be held liable.

         4.7 Title to Assets. Except as set forth on Schedule 4.7, FGI, the FGI Subsidiaries and Freedom Plaza have good and marketable title to, or a valid leasehold interest in, the properties and assets claimed to be owned or leased by them or shown on the Most Recent Financial Statements or acquired or leased after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the Most Recent Fiscal Month End (as defined in subsection 4.9(ii)).

         4.8 Subsidiaries. Schedule 4.8 of the FGI Disclosure Letter sets forth for each of the FGI Subsidiaries (a) its name and jurisdiction of organization,
(b) a description of its authorized
securities, and (c) the amount of its issued and outstanding securities, the names of the holders thereof, and the amount of securities held by each such holder. All of the issued and outstanding securities of each of the FGI Subsidiaries have been duly authorized and are validly issued and, in the case of the FGI Subsidiaries that are corporations, fully paid and nonassessable. The outstanding securities of each of the FGI Subsidiaries are held of record and owned beneficially as set forth on Schedule 4.8. FGI owns the outstanding securities of each of the FGI Subsidiaries set forth opposite its name on
Schedule 4.8 free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of FGI and the FGI Subsidiaries to sell, transfer, or otherwise dispose of any securities of any of the FGI Subsidiaries or that could require any of the FGI Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its own securities. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any of the FGI Subsidiaries. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any security of any of the FGI Subsidiaries. None of FGI and the FGI Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any entity that is not a FGI Subsidiary or an Excluded FGI Entity.

         4.9 Financial Statements. Schedule 4.9 of the FGI Disclosure Letter contains the following financial statements (collectively the "Financial Statements"):

               (i) audited consolidated and unaudited consolidating balance sheets and statements of income, changes in shareholders' or partners' equity, and cash flows as of and for the fiscal years ended December 31, 1994, 1995, 1996, and 1997 (the fiscal year ended December 31, 1997 is referred to hereinafter as the "Most Recent Fiscal Year End") for FGI and each of the FGI Subsidiaries that is not included in FGI's consolidated financial statements (collectively with the Audited Freedom Plaza Financial Statements, the "Audited Financial Statements").

               (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in shareholders' or partners' equity, and cash flows (collectively with the Most Recent Freedom Plaza Financial Statements, the "Most Recent Financial Statements") as of and for the month ended March 31, 1998 (the "Most Recent Fiscal Month End") for FGI and each of the FGI Subsidiaries that is not included in FGI's consolidated financial statements.

               (iii) for Freedom Plaza, the audited balance sheets, statements of income, changes in partners' equity and cash flows for the fiscal years ended December 31, 1994, 1995, 1996 and 1997 (the "Audited Freedom Plaza Financial Statements")
           and the unaudited balance sheet, statement of income, changes in partners' equity and cash flows for the Most Recent Fiscal Month End (the "Most Recent Freedom Plaza Financial Statements") (collectively, the "Freedom Plaza Financial Statements").

         The Audited Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. The Financial Statements present fairly the financial condition of FGI, the FGI Subsidiaries, and Freedom Plaza as of such dates and the results of operations of FGI, the FGI Subsidiaries, and Freedom Plaza for such periods and are consistent in all material respects with the books and records of FGI, the FGI Subsidiaries, and Freedom Plaza (which books and records are correct and complete in all material respects); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

         4.10 Subsequent Events. Except as set forth in Schedule 4.10 of the FGI Disclosure Letter, since the Most Recent Fiscal Year End there has not been any material adverse change in the business, condition (financial or otherwise), operations, results of operations, or future prospects of FGI, any of the FGI Subsidiaries, or Freedom Plaza, and no event has occurred or circumstance exists that may result in such a material adverse change. Without limiting the generality of the foregoing, except with respect to the transfer of the Excluded Assets contemplated by Section 6.2(c), since that date:

               (a) none of FGI, the FGI Subsidiaries, or Freedom Plaza has sold, leased, transferred, or assigned any assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

               (b) except for Residency Agreements entered into in the Ordinary Course of Business, none of FGI, the FGI Subsidiaries, or Freedom Plaza has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $100,000 or outside the Ordinary Course of Business;

               (c) no party (including any of FGI, the FGI Subsidiaries, or Freedom Plaza) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $100,000 to which any of FGI, the FGI Subsidiaries, and Freedom Plaza is a party or by which any of them is bound;

               (d) none of FGI, the FGI Subsidiaries, or Freedom Plaza has imposed any Lien upon any of its assets, tangible or intangible, involving more than $10,000, except in the Ordinary Course of Business;

               (e) except as set forth in Schedule 4.10 or in the FGI 1998 Business Plan, none of FGI, the FGI Subsidiaries, or Freedom Plaza has made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the Ordinary Course of Business;

               (f) except as set forth on Schedule 4.10, none of FGI, the FGI Subsidiaries, or Freedom Plaza has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person (other than FGI, the FGI Subsidiaries, or Freedom Plaza) (or series of related capital investments, loans, and acquisitions) either involving more than $100,000 or outside the Ordinary Course of Business;

               (g) none of FGI, the FGI Subsidiaries, or Freedom Plaza has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation of any person other than FGI, the FGI Subsidiaries, or Freedom Plaza, except for refund obligations entered into in the Ordinary Course of Business in connection with Residency Agreements;

               (h) none of FGI, the FGI Subsidiaries, or Freedom Plaza has delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

               (i) none of FGI, the FGI Subsidiaries, or Freedom Plaza has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $100,000 or outside the Ordinary Course of Business;

               (j) none of FGI, the FGI Subsidiaries, or Freedom Plaza has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

               (k) there has been no change made or authorized in the articles of incorporation, bylaws, or other constituent documents of FGI, the FGI Subsidiaries, or Freedom Plaza;

               (l) none of FGI, the FGI Subsidiaries, or Freedom Plaza has issued, sold, or otherwise disposed of any of its securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its securities;

               (m) except in connection with distributions from the FGI Subsidiaries or Freedom Plaza to FGI, none of FGI, the FGI Subsidiaries, or Freedom Plaza has declared, set aside, or paid any dividend or made any distribution with respect to its securities (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its securities;

               (n) none of FGI, the FGI Subsidiaries, or Freedom Plaza has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its properties in excess of $10,000;

               (o) none of FGI, the FGI Subsidiaries, or Freedom Plaza has made any loan to, or entered into any other transaction with, any of its directors, officers, members, partners, or employees outside the Ordinary Course of Business;

               (p) none of FGI, the FGI Subsidiaries, or Freedom Plaza has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

               (q) none of FGI, the FGI Subsidiaries, or Freedom Plaza has granted any increase in the base compensation of any of its directors, officers, members, partners, or employees outside the Ordinary Course of Business;

               (r) none of FGI, the FGI Subsidiaries, or Freedom Plaza has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, members, partners, or employees (or taken any such action with respect to any other Employee Benefit Plan);

               (s) none of FGI, the FGI Subsidiaries, or Freedom Plaza has made any other change in employment terms for any of its directors, officers, members, partners, or employees outside the Ordinary Course of Business;

               (t) except as set forth on Schedule 4.10, none of FGI, the FGI Subsidiaries, or Freedom Plaza has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

               (u) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving FGI, any of the FGI Subsidiaries, or Freedom Plaza; and

               (v) none of FGI, the FGI Subsidiaries, or Freedom Plaza has committed or agreed to any of the foregoing.

         4.11 Undisclosed Liabilities. Neither FGI, the FGI Subsidiaries, or Freedom Plaza has any Liability (and, to the Knowledge of FGI and the FGI Shareholders, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against FGI, the FGI Subsidiaries, or Freedom Plaza giving rise to any Liability), except for (a) liabilities set forth in the Most Recent Financial Statements,
(b) liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law), and (c) any Basis for a liability actually disclosed in the surveys of FGI, the FGI Subsidiaries, Freedom Plaza or their facilities delivered to ARC pursuant to Section 4.27(a).

         4.12 Legal Compliance. Each of FGI, the FGI Subsidiaries, Freedom Plaza, and their respective predecessors and Affiliates has complied with all applicable Laws, and they have not received notice that any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure to so comply. Neither FGI, any of the FGI Subsidiaries, nor Freedom Plaza has, during the past five (5) years, been the subject of any investigation, audit, monitoring or other similar form of review by any governmental regulatory body, authority or agency, or any accrediting organization or agency in connection with any alleged improper activity with respect to the operations of FGI, any FGI Subsidiary, Freedom Plaza or their businesses, nor has FGI, any of the FGI Subsidiaries, nor Freedom Plaza received any notice from any governmental regulatory body, authority or agency, or any accrediting organization or agency of any material deficiency in connection with its operations, other than deficiencies identified in connection with routine surveys and inspections, all of which have been corrected in all material respects. No governmental authorities are currently conducting proceedings against FGI, any of the FGI Subsidiaries, or Freedom Plaza, and, to the Knowledge of FGI and the FGI Shareholders, no investigation or proceeding is pending or being threatened against them. As used in this Section 4.12, "proceedings" means any litigation, arbitration, hearing, or any other formal action by a governmental authority.

         4.13     Tax Matters.

                  (a) Each of FGI and the FGI Subsidiaries has filed all Tax Returns that it is or was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of FGI and the FGI Subsidiaries (whether or not shown on any Tax Return) have been paid or accrued on the Financial Statements. None of FGI and the FGI Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Neither FGI nor any of the FGI Subsidiaries has received notice from any authority in a jurisdiction where any of FGI and the FGI Subsidiaries does not file Tax

         Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of any of FGI and the FGI Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) Each of FGI and the FGI Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder, member, partner, or other third party.

                  (c) Neither FGI nor any FGI Shareholder expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed or for the period from January 1, 1998 through the Closing Date in excess of amounts paid or accrued on the Financial Statements. None of FGI, the FGI Subsidiaries, or the FGI Shareholders has received notice of any dispute or claim concerning any Tax Liability of any of FGI and the FGI Subsidiaries. Schedule 4.13(c) of the FGI Disclosure Letter lists all Tax Returns filed with respect to any of FGI and the FGI Subsidiaries for taxable periods ended on or after December 31, 1993, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. FGI has delivered to ARC correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of FGI and the FGI Subsidiaries since December 31, 1993.

                  (d) None of FGI or the FGI Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e) None of FGI or the FGI Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations.

                  (f) The Merger will not result in the payment or a series of payments by FGI, any of the FGI Subsidiaries, or Freedom Plaza to any employee or other person of an "excess parachute payment" within the meaning of Section 280G of the Code.

                  (g) None of FGI or the FGI Subsidiaries has been a United States real property holding corporation within the meaning of Code
         Section 897(c)(2) during the applicable period specified in Code
         Section 897(c)(1)(A)(ii).

                  (h) Each of FGI or the FGI Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

                  (i) of FGI or the FGI Subsidiaries is a party to any Tax allocation or sharing agreement.

                  (j) None of FGI or the FGI Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was FGI) or (ii) has any Liability for the Taxes of any person (other than any of FGI and the FGI Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (k) Schedule 4.13(k) of the FGI Disclosure Letter sets forth the following information with respect to each of FGI and the FGI Subsidiaries (or, in the case of clause (ii), with respect to each of the FGI Subsidiaries) as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated by the Transaction Documents): (i) the basis of FGI and each of the FGI Subsidiaries in its assets; (ii) the basis of FGI in the securities of each of the FGI Subsidiaries owned by it (or the amount of any Excess Loss Account), including FGI's basis in the partnership interests in the Target Entities that are partnerships; (iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to FGI or any of the FGI Subsidiaries; and (iv) the amount of any deferred gain or loss allocable to FGI or any of the FGI Subsidiaries arising out of any Deferred Intercompany Transaction.

                  (l) The unpaid Taxes of FGI and the FGI Subsidiaries (i) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of FGI and the FGI Subsidiaries in filing their Tax Returns.

                  (m) As of December 31, 1997, the Deferred Revenue (as hereinafter defined) for federal income tax purposes related to the Master Trust Accounting Method does not exceed the amounts specified immediately below for each of the following Communities:

                                                                      Maximum Amount of
                                 Community                            Deferred Revenue
         ---------------------------------------------------------    -----------------
         Freedom Plaza - Peoria, AZ                                      $13,000,000
         Freedom Plaza - Sun City, FL (excluding Golfview Terrace)        18,000,000
         Golfview Terrace - Sun City, FL                                     800,000
         Freedom Village - Holland, MI                                     8,000,000

         As used in this Section 4.13(m), the term "Deferred Revenue" means the total, maximum non-refundable portion of master trust entrance fees relating to a particular community, less trust amortization previously included in the taxable income of the owner(s) of such community in partial payment of the monthly service fee.

                  (n) Except as set forth in Section 4.13(m) above, the FGI Shareholders and FGI make no representations or warranties with regard to whether the Master Trust Accounting Method as utilized by Freedom Plaza or any of the Target Entities clearly reflects income or is a permissible method of accounting within the meaning of Section 446 of the Code. The provisions of this Section 4.13(n) control every other provision of Section 4.11 and this Section 4.13, other than Section 4.13(m).

         4.14     Real Property.

                  (a) Schedule 4.14(a) of the FGI Disclosure Letter lists and describes briefly all real property owned by any of FGI, the FGI Subsidiaries and Freedom Plaza including without limitation a brief description of the use of such property and the number and type of all units thereon. With respect to each such parcel of owned real property:

                      (i) except as set forth on Schedule 4.14(a), the
                  identified owner has good and marketable title to the parcel of real property, free and clear of any Lien, easement, covenant, or other restriction, except for ad valorem, property taxes, or special assessments not yet delinquent and recorded easements, covenants, and other restrictions that do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

                      (ii) there are no pending or, to the Knowledge of any
                  of FGI and the FGI Shareholders, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting adversely the current use, occupancy, or value thereof;

                      (iii) the buildings and improvements on the parcel
                  are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), except for violations that in the aggregate are not material to the use, value or operation of the buildings and improvements thereon, and do not encroach on any easement that may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                       (iv) except for Residency Agreements disclosed in
                  Schedule 4.18, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

                       (v) there are no outstanding options or rights of
                  first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

                       (vi) there are no parties (other than FGI, the FGI
                  Subsidiaries, and Freedom Plaza) in possession of the parcel of real property, other than the residents under Residency Agreements disclosed in Schedule 4.18 or tenants described in
                  Schedule 4.14(a)(vi) who, in each case, are in possession only of the space to which they are entitled;

                       (vii) all facilities located on the parcel of real
                  property are supplied with adequate utilities and other services necessary for the operation of such facilities and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of real property; and

                       (viii) each parcel of real property abuts on or has
                  lawful vehicular access to a paved public road.

                  (b) Schedule 4.14(b) lists and describes briefly all real property leased or subleased to any of FGI, the FGI Subsidiaries, and Freedom Plaza. FGI has delivered to ARC correct and complete copies of the leases and subleases listed in Schedule 4.14(b) (as amended to date). With respect to each lease and sublease listed in Schedule 4.14(b):

                       (i) the lease or sublease is legal, valid, binding,
                  enforceable, and in full force and effect, subject to the effect of bankruptcy, insolvency, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally;

                       (ii) to the Knowledge of FGI and the FGI Shareholders, no
                  party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                       (iii) no party to the lease or sublease has repudiated
                  any provision thereof;

                       (iv) there are no disputes, oral agreements, or
                  forbearances in effect as to the lease or sublease;

                       (v) none of FGI, the FGI Subsidiaries, and Freedom
                  Plaza has assigned, transferred, conveyed, mortgaged, deeded in trust, encumbered or granted a Lien in any interest in the leasehold or subleasehold;

                       (vi) all facilities leased or subleased thereunder
                  have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Laws; and

                       (vii) all facilities leased or subleased thereunder
                  are supplied with utilities and other services necessary for the operation of said facilities.

                  (c) Schedule 4.14(c) of the FGI Disclosure Letter contains a description of (i) all title insurance policies of FGI, any of the FGI Subsidiaries, or Freedom Plaza relating to any real property described in Section 4.14(a) or (b) above, and (ii) the most recent surveys relating to such real property. True and correct copies of such title policies (including all endorsements thereto) and all such surveys have been delivered to ARC.

         4.15     Intellectual Property.

                  (a) Except as set forth on Schedule 4.15, neither FGI, any of the FGI Subsidiaries, nor Freedom Plaza owns, licenses, or uses any Intellectual Property that is material to the conduct of its business, including computer software programs or software systems, except for computer software programs or software systems that are available in consumer retail stores.

                  (b) None of FGI, the FGI Subsidiaries or Freedom Plaza has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of FGI, the FGI Subsidiaries, Freedom Plaza, and the FGI Shareholders has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of FGI, the FGI Subsidiaries or Freedom Plaza must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of FGI and any FGI Shareholder, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of FGI, the FGI Subsidiaries or Freedom Plaza.

         4.16 Tangible Assets. FGI, the FGI Subsidiaries, and Freedom Plaza own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), is not subject to deferred maintenance (except for maintenance items arising in the Ordinary Course of Business or maintenance items specifically set forth in the FGI 1998 Business Plan), and is suitable for the purposes for which it presently is used.

         4.17 Contracts. Schedule 4.17 of the FGI Disclosure Letter lists the following contracts and other agreements (written or oral) to which any of FGI, the FGI Subsidiaries or Freedom Plaza is a party:

               (a) any agreement (or group of related agreements) for the lease of personal property to or from any person providing for lease payments in excess of $25,000 per annum;

               (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will result in a material loss to any of FGI, the FGI Subsidiaries or Freedom Plaza or involve consideration in excess of $25,000 within any one year period;

               (c) any agreement concerning a partnership or joint venture (other than an agreement relating to the Excluded Assets);

               (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Lien on any of its assets, tangible or intangible involving more than $25,000;

               (e) any agreement concerning confidentiality, noncompetition or exclusive dealing;

               (f) any agreement with any referral source;

               (g) any preferred admission or transfer agreements;

               (h) any agreement with any FGI Shareholder or their Affiliates (other than FGI, the FGI Subsidiaries, and Freedom Plaza);

               (i) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other similar material plan or arrangement for the benefit of its current or former directors, officers, members, partners, or employees;

               (j) any collective bargaining agreement;

               (k) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

               (l) any agreement under which it has advanced or loaned any amount to any of its directors, officers, members, partners, or employees outside the Ordinary Course of Business, which amount has not been repaid;

               (m) any agreement under which the consequences of a default or termination could be reasonably expected to have Adverse Consequences in excess of $50,000; or

               (n) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000 and which cannot be terminated by FGI, the FGI Subsidiaries or Freedom Plaza without penalty within 90 days or less.

          FGI has delivered to ARC a correct and complete copy of each written agreement listed in Schedule 4.17 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in
Schedule 4.17. With respect to each such agreement:

               (a) the agreement is legal, valid, binding, enforceable, and in full force and effect, subject to the effect of bankruptcy, insolvency, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally;

               (b) neither FGI, the FGI Subsidiaries or Freedom Plaza nor, to the Knowledge of FGI and the FGI Shareholders, any other party, is in breach or default, and no event has occurred that, with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and

               (c) no party has repudiated any provision of the agreement.

         4.18 Residency Agreements. Schedule 4.18 of the FGI Disclosure Letter contains the name of each resident of the Communities as of February 28, 1998, the monthly sums due from each resident, and any resident deposits related to such resident. There is no resident of the Communities that is not a party to, and subject to, a Residency Agreement (either individually or through an authorized representative). Except for names, identification matters, dates, unit numbers, terms, and the monthly sums due from each resident and deposits, all Residency Agreements are in the general forms that have heretofore been delivered to ARC by FGI. Except as disclosed on Schedule 4.18 hereof, to the Knowledge of FGI and the FGI Shareholders there is no material dispute, breach, default or event of default under or with respect to any Residency Agreement. Neither the Closing nor the consummation of the transactions contemplated by the Transaction Documents will result in a right to terminate any Residency Agreement or a breach or default thereof, or require the consent of the resident that is a party thereto.

         4.19 Notes and Accounts Receivable. All notes and accounts receivable of FGI and the FGI Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected by ARC (or by FGI prior to the Closing Date) in accordance with their terms, subject only to the reserve for bad debts set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of FGI and the FGI Subsidiaries.

         4.20 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of FGI, the FGI Subsidiaries or Freedom Plaza (other than appointments of agents for receipt of service of process).

         4.21 Insurance. Schedule 4.21 lists each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of FGI, the FGI Subsidiaries or Freedom Plaza has been, within the past six years, a party, a named insured, or otherwise the beneficiary of coverage. For each such insurance policy, Schedule 4.21 sets forth:

               (a) the name of the insurer, the name of the policyholder, and the name of each covered insured,

               (b) the policy number and the period of coverage;

               (c) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

               (d) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each current insurance policy:

               (a) the consummation of the transactions contemplated by the Transaction Documents will not impair the rights of FGI and the FGI Subsidiaries under such policies;

               (b) neither any of FGI and the FGI Subsidiaries nor, to the Knowledge of FGI and the FGI Subsidiaries, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and

               (c) no party to the policy has repudiated any provision thereof.

         Each of FGI, the FGI Subsidiaries and Freedom Plaza has been covered during the past six years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Schedule 4.21 describes any self-insurance arrangements affecting any of FGI, the FGI Subsidiaries or Freedom Plaza.

         4.22 Litigation. Schedule 4.22 sets forth each instance in which any of FGI, the FGI Subsidiaries or Freedom Plaza (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or, to the Knowledge of FGI and the FGI Shareholders, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator or mediator. Except for disputes involving residents or their families under Residency Agreements that have arisen in the Ordinary Course of Business, to the Knowledge of FGI and the FGI Shareholders, there is no Basis for any such action, suit, proceeding, hearing, or investigation.

         4.23 Employees. To the Knowledge of FGI and the FGI Shareholders, no executive, key employee, or group of employees intends to terminate employment with any of FGI, the FGI Subsidiaries or Freedom Plaza. None of FGI, the FGI Subsidiaries or Freedom Plaza is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. None of FGI, the FGI Subsidiaries or Freedom Plaza has committed any unfair labor practice. To the Knowledge of FGI and the FGI Shareholders, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of any of FGI, the FGI Subsidiaries or Freedom Plaza.

         4.24     Employee Benefits.

                  (a) Schedule 4.24 lists each Employee Benefit Plan that any of FGI, the FGI Subsidiaries or Freedom Plaza maintains or to which any of FGI, the FGI Subsidiaries or Freedom Plaza contributes.

                  (b) None of FGI, the FGI Subsidiaries, and any ERISA Affiliate maintains or contributes to, ever has maintained or contributed to, or ever has been required to contribute to any Employee Benefit Plan (including a Multiemployer Plan) which is, or was, subject to Title IV of ERISA or Section 412 of the Code.

                  (c) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                  (d) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                  (e) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of FGI, the FGI Subsidiaries, and Freedom Plaza. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                  (f) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                  (g) FGI has delivered to ARC correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the three most recent Form 5500 Annual Reports, the most recent actuarial report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                  (h) With respect to each Employee Benefit Plan that any of FGI the FGI Subsidiaries or Freedom Plaza maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                      (i) there have been no Prohibited Transactions with
                  respect to any such Employee Benefit Plan;

                      (ii) No Fiduciary has any Liability for breach of
                  fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of FGI or any FGI Shareholder, threatened; and

                      (iii) none of FGI and the FGI Shareholders has any
                  Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation;

                  (i) None of FGI, the FGI Subsidiaries or Freedom Plaza maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code
         Section 4980B).

                  (j) The Merger will not (i) entitle any employee or former employee of FGI, any of the FGI Subsidiaries, or Freedom Plaza to severance pay, unemployment compensation, or any other payment, or (ii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation, or employee benefits under any Employee Benefit Plan (including vacation and sick pay).

         4.25 Guaranties. None of FGI and the FGI Subsidiaries is a guarantor or otherwise is liable for any Liability of any person other than (i) FGI, (ii) the FGI Subsidiaries, and (iii) the Excluded FGI Entities of which FGI serves as general partner to the extent such Liability is imposed by operation of law.

         4.26 Environmental, Health, and Safety Matters.

              (a) Each of FGI, the FGI Subsidiaries, Freedom Plaza and their respective Affiliates and, to the Knowledge of FGI and the FGI Shareholders, their respective predecessors, have complied and are in compliance with all Environmental, Health, and Safety Requirements.

                  (b) Without limiting the generality of Section 4.26(a), each of FGI, the FGI Subsidiaries, Freedom Plaza, and their respective Affiliates and, to the Knowledge of FGI and the FGI Shareholders, their respective predecessors, has obtained, has complied with, and is in compliance with, all permits, licenses, approvals, registrations, and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business (collectively, the "Environmental Permits"). A list of all such Environmental Permits is set forth in
         Schedule 4.26(b).

                  (c) Neither FGI, the FGI Subsidiaries, Freedom Plaza, nor any of their respective Affiliates and, to the Knowledge of FGI and the FGI Shareholders, their respective predecessors, has received any written or oral notice, report or other information regarding any actual, threatened, or alleged violation of Environmental, Health, and Safety Requirements, or Liabilities including without limitation any investigatory, remedial, clean up, or corrective obligations, relating to any of them or its facilities arising under any Environmental, Health, and Safety Requirements.

                  (d) None of the following exists at any property or facility owned, operated, or leased by FGI, the FGI Subsidiaries, or Freedom
         Plaza: (i) underground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

                  (e) None of FGI, the FGI Subsidiaries, Freedom Plaza, or their respective Affiliates and, to the Knowledge of FGI and the FGI Shareholders, their respective predecessors, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liability, including without limitation any Liability for response costs, oversight costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended, the Solid Waste Disposal Act, 42 U.S.C. Sec. 6901 et seq., as amended, or any comparable state law or any other Environmental, Health, and Safety Requirements.

                  (f) Neither FGI, the FGI Subsidiaries, Freedom Plaza, nor any of their respective Affiliates has, either expressly or, to the Knowledge of FGI and the FGI Shareholders, by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other person relating to Environmental, Health, and Safety Requirements. To the Knowledge of FGI and the FGI

         Shareholders, their respective predecessors have not, either expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other person relating to Environmental, Health, and Safety Requirements.

              (g) No facts, events or conditions relating to the past or present facilities, properties, or operations of FGI, the FGI Subsidiaries, Freedom Plaza, or any of their respective Affiliates and, to the Knowledge of FGI and the FGI Shareholders, their respective predecessors, will prevent, hinder, or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial, or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liability pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage, or natural resources damage.

         4.27 Licenses and Permits.

              (a) FGI, each of the FGI Subsidiaries, and Freedom Plaza is the holder of all valid licenses, permits, and other rights and authorizations required by law, ordinance, regulation, ruling, or otherwise of any governmental regulatory authority necessary to operate its business (each, a "Governmental Authorization"). Schedule 4.27(a) sets forth a correct and complete list of entities that are certified for participation and reimbursement under Titles XVIII or XIX of the Social Security Act (the "Medicare and Medicaid programs") (Medicare and Medicaid programs and such other similar federal, state or local reimbursement or governmental programs for which FGI, any of the FGI Subsidiaries or Freedom Plaza is eligible are hereinafter referred to collectively as the "Government Programs") and have current provider agreements for such Government Programs and with such private non-governmental programs, including without limitation any private insurance program, under which FGI, any of the FGI Subsidiaries or Freedom Plaza directly or indirectly is presently receiving payments (such non-governmental programs are herein referred to as "Private Programs"). Set forth on Schedule 4.27 is a correct and complete list of such Governmental Authorizations and provider agreements under all Government Programs and Private Programs, complete and correct copies of which have been provided to ARC. True, complete and correct copies of all surveys of FGI, any of the FGI Subsidiaries, Freedom Plaza or their facilities conducted in connection with any Government Program, Private Program or licensing or accrediting body during the past three years have been provided to ARC.

              (b) Each Governmental Authorization listed on Schedule 4.27 is valid and in full force and effect. No violation, default, order or deficiency exists with respect to any of the items listed on Schedule 4.27. Neither FGI, any of the FGI Subsidiaries, or Freedom Plaza has received any notice of any action pending or recommended by any state or federal agencies having jurisdiction over the items listed on Schedule 4.27, either to revoke, withdraw or suspend any Governmental Authorization, or to terminate the participation of FGI, any of the FGI Subsidiaries, or Freedom Plaza in any Government Program or Private Program. To the Knowledge of FGI and the FGI Shareholders, no event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed on Schedule 4.27 or to revoke, withdraw or suspend any Governmental Authorization or terminate or modify the participation of FGI, any of the FGI Subsidiaries, or Freedom Plaza in any Government Program or Private Program. To the Knowledge of FGI and the FGI Shareholders, there has been no decision of any other party not to renew any provider or third-party payor agreement of FGI, any of the FGI Subsidiaries, or Freedom Plaza. Except as listed on Schedule 4.27(b), no consent or approval of, prior filing with or notice to, or any action by, any governmental body or agency or any other third party is required in connection with any such Governmental Authorization, or Government Program or Private Program, by reason of the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, and the continued operation of the business of FGI, each of the FGI Subsidiaries, and Freedom Plaza thereafter on a basis consistent with past practices.

                  (c) FGI, each of the FGI Subsidiaries, and Freedom Plaza has timely filed all reports required to be filed prior to the date hereof with respect to the Government Programs and Private Programs, all fiscal intermediaries and other insurance carriers and all such reports are complete and accurate in all material respects and have been prepared in accordance with all applicable laws and regulations governing reimbursement and payment claims. True and complete copies of such reports filed by FGI, each of the FGI Subsidiaries, and Freedom Plaza for the most recent year have heretofore been delivered to ARC. There are no other reports required to be filed by FGI, any of the FGI Subsidiaries, or Freedom Plaza in order to be paid under any Government Program or Private Program for services rendered, except for reports not yet due.

                  (d) FGI, each of the FGI Subsidiaries, and Freedom Plaza has paid or caused to be paid or has properly reflected in the Most Recent Financial Statements all known and undisputed refunds, overpayments, discounts, or adjustments which have become due pursuant to such reports, and has no Liability under any Government Program or Private Program for any refund, overpayment, discount or adjustment other than those arising in the Ordinary Course of Business, and no interest or penalties accruing with respect thereof, except as has been specifically reserved for in the Most Recent Financial Statements.

                  (e) FGI, each of the FGI Subsidiaries, and Freedom Plaza has reserved (as reflected on the Most Recent Financial Statements) all amounts required to be reserved with respect to the Communities or the Residency Agreements associated therewith (including any reserves required under Section 20-1801 et seq. of the Arizona Statutes, Section
         651.011 et seq. of the Florida Statutes, and Section 14.1301 et seq. of the Michigan Statutes Annotated).

         4.28 Inspections and Investigations. Neither FGI's, any of the FGI Subsidiaries', or Freedom Plaza's rights to receive reimbursements pursuant to any Government Program or Private Program has been terminated or otherwise adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party. Neither FGI, any of the FGI Subsidiaries, nor Freedom Plaza has received any notice of any claim, requirement or demand of any licensing or certifying agency or other third party supervising or having authority over FGI, any of the FGI Subsidiaries, or Freedom Plaza or its operations to rework or redesign any part thereof or to provide additional furniture, fixtures, equipment, appliances, or inventory so as to conform to or comply with any existing law, code, rule, regulation, or standard. Schedule 4.28 contains copies of all reports, correspondence, and notices relating to any matter described or referenced therein.

         4.29 Investment. Each FGI Shareholder (a) understands that the shares of ARC Common Stock to be issued pursuant this Agreement have not been, and, unless registered pursuant to the registration rights granted by ARC to the FGI Shareholders pursuant to the Registration Rights Agreement attached as an exhibit hereto, will not be, registered under the Securities Act or under any state securities laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring ARC Common Stock solely for such FGI Shareholder's own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning ARC (including, but not limited to, ARC's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998, ARC's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, ARC's 1997 Annual Report to Shareholders, ARC's Prospectus, dated September 24, 1997, relating to the public offering of ARC's 5 3/4% Convertible Subordinated Debentures Due 2002) and ARC's Proxy Statement for its Annual Meeting of Shareholders to be held May 5, 1998 and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding ARC Common Stock, (e) is able to bear the economic risk and lack of liquidity inherent in holding unregistered ARC Common Stock, and (f) is an Accredited Investor.

         4.30 Certain Payments. Neither FGI, the FGI Subsidiaries, Freedom Plaza, any FGI Shareholder, any agent or employee of FGI, the FGI Subsidiaries or Freedom Plaza, or any person acting for or on behalf of FGI, the FGI Subsidiaries, Freedom Plaza or the FGI Shareholders has, directly or indirectly, made any unlawful contribution, gift, rebate, payment, commission or other payment, or any bribe, payoff, or kickback, to any person, private or public, regardless of form, whether in money, property, or services, (i) to obtain favorable treatment, (ii) to pay for favorable treatment, (iii) to obtain special concessions or for special concessions already obtained for or in respect of FGI, the FGI Subsidiaries or Freedom Plaza, or (iv) that is illegal under any applicable law.

         4.31 Ownership of ARC Securities. Schedule 4.31 sets forth the number of shares of ARC Common Stock and the dollar value of ARC's 5 3/4% Convertible Subordinated Debentures Due 2002 beneficially owned as of the date hereof by each FGI Shareholder and their respective Affiliates.

         4.32 Disclosure. The representations and warranties of FGI and the FGI Shareholders contained in this Article 4 and the representations and warranties of FGI, the FGI Shareholders, the FGI Subsidiaries, and Freedom Plaza set forth in the other Transaction Documents do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 4 not misleading.


                                   ARTICLE 5.

                      REPRESENTATIONS AND WARRANTIES OF ARC

         ARC represents and warrants to FGI and the FGI Shareholders that the statements contained in this Article 5 are correct and complete as of the date hereof and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date hereof throughout this Article 5), except as expressly set forth in the disclosure letter delivered prior to the execution hereof to FGI (the "ARC Disclosure Letter"). Nothing in the ARC Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the ARC Disclosure Letter identifies the exception with reasonable particularity (including a specific reference to the representation or warranty being excepted) and describes the relevant facts or circumstances in reasonable detail. The ARC Disclosure Letter will be arranged to correspond to the numbered and lettered sections contained in this Article 5.

         5.1 Organization of ARC. ARC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee.

         5.2 Authorization of Transaction. ARC has full power and authority to execute and deliver this Agreement and each other Transaction Document and to perform its obligations thereunder. ARC has taken all action required by law, its charter and bylaws, or otherwise to authorize the execution and delivery by ARC of the Transaction Documents. This Agreement constitutes, and each other Transaction Document, when executed and delivered by ARC, will constitute, the valid and legally binding obligation of ARC, enforceable in accordance with its terms. Except for the filings described in
Section 2.3, ARC need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by the Transaction Documents.

         5.3 Capitalization. The authorized capital stock of ARC consists of 5,000,000 shares of preferred stock, none of which is issued and outstanding, and 50,000,000 shares of ARC Common Stock, of which 11,420,860 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of ARC Common Stock have been duly authorized, are validly issued, fully paid, and nonassessable. The shares of ARC Common Stock to be delivered as part of the Merger Consideration, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable.

         5.4 Noncontravention. Neither the execution and the delivery of the Transaction Documents, nor the consummation of the transactions contemplated thereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which ARC is subject or any provision of its charter or bylaws or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which ARC is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets).

         5.5 Brokers' Fees. ARC has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by the Transaction Documents for which FGI or any FGI Shareholder could become liable or obligated.

         5.6 SEC Reports. Schedule 5.6 of the ARC Disclosure Letter contains a true and complete list of all registration statements, prospectuses, proxy statements, and other material documents, including all amendments thereto (collectively, the "SEC Filings"), filed or required to be filed, by ARC with the Securities and Exchange Commission (the "SEC"), pursuant to the Securities Act or the Securities Exchange Act since ARC's inception. ARC has provided to FGI true and complete copies of all SEC Filings (in the case of registration statements, ARC has provided copies of such registration statements in the form in which they were declared effective by the SEC, without exhibits) and shall provide FGI true and complete copies of all SEC Filings filed or required to be filed with the SEC prior to the Closing Date. Since May 30, 1997, ARC has filed with the SEC all material forms, reports, and other documents required to be filed by ARC under the Securities Exchange Act of 1934, as amended (the "SEC Reports"). The SEC Reports, as of their respective dates, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

         5.7 Governmental Authorizations. ARC has every material approval, consent, license, permit, waiver, Medicare or Medicaid participation agreement, and other authorization ("ARC Authorizations") of governmental or quasi-governmental authorities required by law to permit ARC to operate its business as it is presently conducted. Each of the ARC Authorizations is in full force and effect, and ARC has not received any notice of any governmental action that may result in the suspension, revocation, termination, or nonrenewal of any material ARC Authorization. ARC has timely filed all material reports that it is required to file prior to the date hereof in order to comply with applicable laws and requirements of governmental health care programs in which ARC materially participates. ARC has no material liability under Medicare, Medicaid, or any other governmental health care program for any refund or overpayment, except for liabilities arising in the Ordinary Course of Business.

         5.8 Certain Payments. Neither ARC nor any agent or employee of ARC or any person acting for or on behalf of ARC has, directly or indirectly, made any unlawful contribution, gift, rebate, payment, commission, or other payment, or any bribe, payoff, or kickback, to any person, private or public, regardless of form, whether in money, property, or services, (i) to obtain favorable treatment, (ii) to pay for favorable treatment, (iii) to obtain special concessions or for special concessions already obtained for or in respect of ARC, or (iv) that is illegal under any applicable law.

         5.9 Legal Compliance. ARC has complied in all material respects with all applicable Laws, and it has not received notice that any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice that would be material to the conduct of its business has been filed or commenced against it alleging any failure to so comply. ARC has never been the subject of any material investigation, audit, monitoring, or other similar form of review by any governmental regulatory body, authority or agency, or any accrediting organization or agency in connection with any alleged improper activity with respect to the operations of ARC, nor has ARC received any notice from any governmental regulatory body, authority or agency, or accrediting organization or agency of any material deficiency in connection with its operations, other than deficiencies identified in connection with routine surveys and inspections, all of which have been corrected in all material respects. No governmental authorities are currently conducting proceedings against ARC and, to the Knowledge of ARC, no governmental investigation or proceeding is pending or being threatened against ARC. As used in this Section 5.9, "proceedings" has the meaning specified in Section 4.12.

                                   ARTICLE 6.

                              PRE-CLOSING COVENANTS

         6.1 Covenants of ARC, FGI, and the FGI Shareholders. During the period from the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that the other parties shall otherwise specifically consent in writing) each of ARC, FGI, and the FGI Shareholders covenants with the other that, insofar as the obligations relate to it:

               (a) Each of ARC, FGI, and the FGI Shareholders will use their reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by the Transaction Documents (including satisfaction, but not waiver, of the closing conditions set forth in Article 7 herein).

               (b) FGI and the FGI Shareholders will promptly cause FGI, the FGI Subsidiaries, and Freedom Plaza to give any notices to third parties and will use their best efforts to obtain any third party consents that are required in connection with the consummation of the transactions contemplated by the Transaction Documents, as set forth on Schedule 4.5. FGI and the FGI Shareholders will cause FGI and the FGI Subsidiaries to be released from the Liabilities of FGI and the FGI Subsidiaries set forth on Schedule 6.1(b). Each of ARC, FGI, and the FGI Shareholders will (and will cause the FGI Subsidiaries and Freedom Plaza to) give any notices to, make any filings with, and use their best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transactions contemplated by the Transaction Documents, as set forth on Schedule 4.27(b). Without limiting the generality of the foregoing, (i) ARC shall apply for and use its best efforts to obtain the issuance of all licenses, permits, certifications, and certificates of authority required in connection with the transactions contemplated by the Transaction Documents, and
          (ii) each of ARC, FGI, and the FGI Shareholders will (and will cause the FGI Subsidiaries and Freedom Plaza to) file any Notification and Report Forms and related material that he or it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary in connection therewith.

               (c) Except as and to the extent required by law, including Federal securities laws, each of ARC, FGI, and the FGI Shareholders hereby agrees not to disclose or use, and each shall cause its representatives not to disclose or use, any Confidential Information with respect to any other party hereto furnished, or to be furnished, by such other party or its representatives in connection herewith at any time or in any manner other than in connection with their respective evaluations of the Merger. Except as required by law, neither FGI nor any of the FGI Shareholders or their representatives shall make any public statements regarding the Merger or this Agreement without the prior written approval of ARC. In the event the Merger does not occur for any reason, the parties shall continue to be bound by the terms of Paragraph II(G) of the Letter of Intent, dated January 29, 1998, between ARC, FGI, and the FGI Shareholders (the "Letter of Intent").

               (d) Notwithstanding anything herein to the contrary, FGI (on behalf of itself, the FGI Subsidiaries and the Excluded FGI Entities) and the FGI Shareholders consent to the inclusion in any registration statement filed by ARC under applicable securities laws (including the Securities Act) of the Audited Financial Statements, the Most Recent Financial Statements and any other financial information or data relating to FGI, the FGI Subsidiaries, the Target Entities or the Communities.

         6.2 Covenants of FGI and the FGI Shareholders. FGI and the FGI Shareholders covenant and agree that between the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that ARC shall otherwise specifically consent in writing):

               (a) FGI will (and will cause the FGI Subsidiaries and Freedom Plaza to) (i) carry on its business in substantially the same manner as heretofore conducted and only in the Ordinary Course of Business,
          (ii) maintain usual levels of inventories and supplies, (iii) keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, residents, and employees, (iv) make no new elections with respect to Taxes or any changes in current elections or accounting methods with respect to Taxes, except for elections that relate solely to the Excluded Assets (but do not change the Master Trust Accounting Method) if such elections must be made before the Closing Date in order not to be lost or be delinquent, (v) confer with ARC concerning operational matters of a material nature, (vi) otherwise report periodically to ARC concerning the status of the businesses and affairs of FGI, the FGI Subsidiaries, and Freedom Plaza, and (vii) use their best efforts to terminate, release, cancel, or modify the agreements that are so designated or indicated on the FGI Disclosure Letter as being subject to termination, release, cancellation or modification prior to the Closing Date.

               (b) Except in connection with the transfer or distribution of the Excluded Assets as contemplated by Section 6.2(c) below, FGI and the FGI Shareholders will not cause or permit any of FGI, the FGI Subsidiaries or Freedom Plaza to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, except in connection with the transfer or distribution of the Excluded Assets as contemplated by Section 6.2(c) below, FGI and the FGI Shareholders will not cause or permit any of FGI, the FGI Subsidiaries or Freedom Plaza to (i) declare, set aside, or pay any dividend or make any distribution with respect to its securities or redeem, purchase, or otherwise acquire any of its securities, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.10.

               (c) FGI will (and will cause the FGI Subsidiaries to) complete the transfer or distribution of the Excluded Assets on terms that are acceptable to both ARC and FGI in their sole and absolute discretion (including, without limitation, the receipt of tax appraisals as required by the Internal Revenue Service). As of the Closing, FGI and the FGI Subsidiaries shall have a charitable contribution carryover described in Section 170(d)(2)(A) of the Code of at least $7,000,000, which shall be applicable to periods following the Closing Date.

               (d) Each of FGI and the FGI Shareholders will permit representatives of ARC to have full access at all reasonable times and upon reasonable notice, and in a manner so as not to interfere with the normal business operations of FGI, the FGI Subsidiaries or Freedom Plaza, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of FGI, the FGI Subsidiaries or Freedom Plaza .

               (e) Except for the Companion Securities Purchase Agreements, none of FGI or the FGI Shareholders will (or will permit the FGI Subsidiaries or Freedom Plaza to) (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any securities, or any material portion of the assets, of any of FGI, the FGI Subsidiaries, or Freedom Plaza (including any acquisition structured as a merger, consolidation, share or security exchange, or reorganization) or relating to a business combination, partnership, joint venture, or similar arrangement with any person or entity or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. None of the FGI Shareholders will vote its FGI Securities in favor of any such acquisition (whether structured as a merger, consolidation, share or security exchange, or reorganization) or such business combination, partnership, joint venture, or similar arrangement. FGI and the FGI Shareholders will notify ARC immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

               (f) Neither FGI nor the FGI Shareholders shall take any action that would cause or tend to cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled including, without limitation, taking, causing to be taken, or permitting or suffering to be taken or to exist any action or condition, that would cause the representations and warranties made by them herein not to be true, correct, complete, and accurate as of the Closing Date.

               (g) FGI and the FGI Shareholders will give prompt written notice to ARC of any material adverse development relating to the business, affairs, operations, prospects, or assets of FGI, any of the FGI Subsidiaries, or Freedom Plaza, and of any breach of any of the representations and warranties of FGI and the FGI Shareholders in
          Article 4 or the breach of any representation or warranty by FGI, the FGI Shareholders, the FGI Subsidiaries, or Freedom Plaza under any other Transaction Document. No disclosure by any party pursuant to this Section 6.2(g) shall be deemed to amend or supplement the FGI Disclosure Letter or to cure any misrepresentation, breach of warranty, or breach of covenant.

               (h) Prior to the Effective Time, FGI shall promptly provide to ARC monthly and quarterly unaudited financial statements of FGI, each of the FGI Subsidiaries that is not included in FGI's consolidated financial statements for periods from and after December 31, 1997, and Freedom Plaza, prepared in accordance with each entity's historical practices for monthly and quarterly financial statements.

               (i) Prior to the Effective Time, the FGI Shareholders and their Affiliates will not, directly or indirectly: (i) acquire, or offer or propose to acquire, beneficial ownership of any shares of ARC Common Stock or other securities of ARC (other than shares or other securities owned beneficially or of record by the FGI Shareholders or their Affiliates on the date hereof); (ii) solicit proxies, seek to induce any other person, firm, corporation, or other entity to solicit proxies, or become a "participant" in a "solicitation" of proxies, as those terms are defined in Item 4 of Schedule 14A and Rule 14a-1 under the Exchange Act, in respect of any shares of capital stock of ARC or call any shareholders meeting or initiate or propose, or otherwise solicit shareholders of ARC to approve or disapprove, any shareholder proposal; (iii) enter into any shareholders' agreement or other agreement of similar effect or deposit any securities in a voting trust or subject such securities to a voting trust agreement or any other agreement of similar effect with respect to ARC; (iv) take any action (or permit any investment banker, attorney, accountant, or any other representative retained by any of the FGI Shareholders or their Affiliates to take any action on behalf of such FGI Shareholder or any of its Affiliates), directly or indirectly, to (a) acquire or affect control of ARC, (b) participate in or affect the management of ARC,
          (c) participate in, or encourage the formation of, any Group (as defined in Rule 13d-5 under the Exchange Act) with respect to any shares of capital stock of ARC, or (d) initiate contact with any person or entity in an effort to solicit, encourage, or assist that person or entity in any proposal for a merger or other business combination involving ARC or for the acquisition of any of ARC's equity or any of ARC's assets; or (v) enter into any oral or written contract, arrangement, or understanding (including, without limitation, any contract, arrangement, or understanding referred to in
          Item 6 of Schedule 13D under the Exchange Act) with respect to any of the foregoing.

               (j) Within twenty (20) days following the date of execution hereof, FGI shall deliver to ARC a supplement to the FGI Disclosure Letter delivered at the execution hereof that shall contain exceptions to the representations and warranties contained in Article 4 relating solely to Freedom Plaza; provided, however, not later than thirty (30) days after the date hereof such supplement may be updated once to include any information that is not reasonably available during such twenty (20) day period. Notwithstanding anything in the previous sentence to the contrary, no disclosure in such supplement to the FGI Disclosure Letter shall be deemed to update or modify the FGI Disclosure Letter with respect to exceptions to the representations and warranties relating to any person or entity other than Freedom Plaza. FGI and the FGI Shareholders shall not be deemed to be in breach of any representation, warranty, or covenant under this Agreement as a result of the failure to disclose in the FGI Disclosure Letter, as delivered at the execution hereof, any matter pertaining to only Freedom Plaza that is disclosed in the FGI Disclosure Letter supplement delivered pursuant to this Section 6.2(j).

          6.3 Covenants of ARC. ARC covenants and agrees that between the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that FGI shall otherwise consent in writing) ARC shall not take any action that would cause or tend to cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled including, without limitation, taking, causing to be taken, or permitting or suffering to be taken or to exist any action or condition, that would cause the representations and warranties made by it herein not to be true, correct, complete and accurate in all material respects as of the Closing Date. ARC will give prompt written notice to FGI and the FGI Shareholders of any material adverse development causing a breach of any of the representations and warranties in Article 5. No disclosure by ARC pursuant to this Section 6.3 shall be deemed to amend or supplement the ARC Disclosure Letter or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.


                                   ARTICLE 7.

                                   CONDITIONS

         7.1 Conditions to Obligation of ARC. The obligation of ARC to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) the representations and warranties of FGI and the FGI Shareholders set forth in this Agreement and the representations and warranties of the parties to the other Transaction Documents (other than ARC and its Affiliates) shall be true and correct in all material respects when made, and at and as of the Closing Date, without giving effect to any supplement to the FGI Disclosure Letter (other than the supplement to be delivered to ARC pursuant to Section 6.2(i) and as specifically limited thereby); provided, however, that a breach of any such representation or warranty shall not be considered to be material unless it could reasonably result in potential Adverse Consequences to the ARC Indemnified Parties (as defined below) in excess of $300,000 in the aggregate;

                  (b) FGI and the FGI Shareholders shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                  (c) No material adverse change shall have occurred in the business, condition (financial or otherwise), operations, or results of operations of FGI, any FGI Subsidiary, Freedom Square, or Freedom Plaza;

                  (d) FGI, the FGI Subsidiaries, and Freedom Plaza shall have procured all of the consents specified in Schedules 4.2 and 4.5.

                  (e) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge could (i) prevent consummation of any of the transactions contemplated by the Transaction Documents, (ii) cause any of the transactions contemplated by the Transaction Documents to be rescinded following consummation, or (iii) affect adversely the right of any of FGI, the FGI Subsidiaries or Freedom Plaza to own its assets and to operate its businesses in substantially the same manner as heretofore conducted (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (f) FGI shall have delivered to ARC a certificate to the effect that each of the conditions specified in Section 7.1(a)-(e) is satisfied in all material respects;

                  (g) FGI shall have delivered to ARC (i) a copy of the articles of incorporation, bylaws, or other constituent documents of FGI, each of the FGI Subsidiaries, and Freedom Plaza certified by an appropriate authority of the jurisdiction of its organization (certified by the Secretary of such entity with respect to such entity's bylaws, if any), and (ii) certificates of good standing or existence of FGI, each of the FGI Subsidiaries, and Freedom Plaza for each jurisdiction in which FGI, any of the FGI Subsidiaries, or

         Freedom Plaza is qualified to do business, certified by an appropriate authority of the jurisdiction issuing such certificate;

                  (h) all applicable waiting periods (and any extensions thereof) under the Hart- Scott-Rodino Act shall have expired or otherwise been terminated and the parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 4.2;

                  (i) contemporaneously with the closing of the transactions contemplated by this Agreement, ARC (or its Affiliates) shall close the acquisition pursuant to the Companion Securities Purchase Agreements of all of the outstanding securities of the Target Entities that are not owned by FGI;

                  (j) ARC (or its Affiliates) and Freedom Village at Brandywine Limited Partnership shall have entered into reasonably acceptable forms of a Management Agreement and an Option Agreement relating to the Freedom Village at Brandywine retirement community, and the existing Brandywine development agreement shall be amended to ARC's reasonable satisfaction;

                  (k) ARC (or its Affiliates) and Freedom Group of Sarasota, Inc. ("FGS"), Freedom Group Healthcare, Inc. ("FGH"), and the owners of equity interests in FGS and FGH shall have entered into reasonably acceptable forms of a Development Agreement, a Management Agreement, an Option Agreement, and a Marketing Services Agreement relating to the Sarasota Bay Club;

                  (l) ARC (or its Affiliates) and Seminole Nursing Pavilion and Seminole Properties shall have entered into the Agreement for Management Services and the Agreement to Enter Into Management Agreement and Purchase Option, substantially in the forms attached hereto as Exhibits C and D, respectively, relating to the Freedom Square Project;

                  (m) ARC (or its Affiliates) and Freedom Plaza shall have entered into the Agreement for Management Services, substantially in the form attached hereto as Exhibit E, relating to the Freedom Plaza retirement community located in Peoria, Arizona;

                  (n) Intentionally deleted;

                  (o) ARC (or its Affiliates) and Roskamp (or his Affiliates) shall have entered into a reasonably acceptable form of a Development Agreement relating to the Freedom Square Grocery Parcel;

                  (p) ARC (or its Affiliates) and Roskamp (or his Affiliates) shall have entered into a reasonably acceptable form of a Development Agreement relating to the Freedom Plaza at Sun City Center, Florida Golfview Terrace Apartments (which shall include a $1.3 million contingent obligation relating to the reimbursement of previously incurred development costs), as generally described in the Letter of Intent;

                  (q) ARC and Roskamp (or his Affiliates) shall have entered into a reasonably acceptable agreement providing Roskamp (or his Affiliates) with a right of first refusal to serve as the developer of the currently undeveloped portion of the Freedom Plaza at the Sun City Center, Florida community (other than the Golfview Terrace Apartments development parcels);

                  (r) ARC and Roskamp (or his Affiliates) shall have entered into a reasonably acceptable form of a Use Restriction Agreement relating to the approximately 6 acre tract of real property across the street from the Freedom Plaza at the Sun City, Florida Community;

                  (s) ARC and Roskamp shall have entered into a reasonably acceptable form of a Consulting Agreement;

                  (t) ARC and Roskamp shall have entered into the Shareholder Agreement, substantially in the form attached hereto as Exhibit F;

                  (u) ARC and the Prince Entities shall have entered into the Shareholder Agreement, substantially in the form attached hereto as Exhibit G;

                  (v) ARC and the FGI Shareholders shall have entered into the Registration Rights Agreement, substantially in the form attached hereto as Exhibit H;

                  (w) ARC and the FGI Shareholders shall have entered into a reasonably acceptable form of Brandywine Set-off and Escrow Agreement as contemplated by Section 9.9(a) hereof and in accordance with the general terms attached hereto as Exhibit J;

                  (x) ARC shall have approved any amendments to the partnership agreements of Freedom Plaza Limited Partnership, and ARC shall have entered into a reasonably acceptable form of development agreement with respect to the Grandview Terrace providing for the payment of a $400,000 development fee to ARC;

                  (y) ARC shall have received (A) from counsel to FGI, the FGI Subsidiaries, Freedom Plaza, and the FGI Shareholders an opinion(s) in form and substance reasonably satisfactory to ARC and its counsel, and dated as of the Closing Date, and (B) from ARC's tax counsel an opinion that the Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code;

                  (z) all actions to be taken by FGI, the FGI Subsidiaries, Freedom Plaza, and the FGI Shareholders in connection with consummation of the transactions contemplated hereby or by the Transaction Documents and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to ARC, provided that ARC shall not unreasonably withhold or delay its approval of such documents;

                  (aa) ARC shall have obtained all authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transactions contemplated by the Transaction Documents;

                  (bb) the transfer or distribution of the Excluded Assets shall have been completed on terms acceptable to ARC in its sole and absolute discretion (including, without limitation, the receipt of tax appraisals as required by the Internal Revenue Service);

                  (cc) ARC and the Retired Officers Foundation and the Retired Officers Corporation shall have entered into agreements reasonably acceptable to ARC in accordance with the letter agreement, dated April 24, 1998, between ARC, Freedom Village of Sun City Center, Ltd., and the Retired Officers Corporation, which agreement shall include a consent by the Retired Officers Corporation to the transactions contemplated hereby;

                  (dd) ARC shall, at its own expense, have received title commitments reasonably acceptable to it for each of the Communities disclosing no liens or encumbrances except those set forth in the title commitments included in Schedule 4.14(a);

                  (ee) ARC shall have received the updated opinion of J.C. Bradford & Co., L.L.C. as of the Closing Date to the effect that as of such date, the consideration to be paid or issued by ARC pursuant to the Merger and the other Transaction Documents is fair to ARC's shareholders from a financial point of view;

                  (ff) The owner(s) of the Excluded Assets shall have executed and delivered assumption agreements in reasonably acceptable form relating to all Liabilities associated with the Excluded Assets or Excluded Entities; and FGI and the FGI Subsidiaries shall have been released from the Liabilities of FGI and the FGI Subsidiaries set forth on Schedule 6.1(b); and

               (gg) The agreements that are designated or indicated on the FGI Disclosure Letter as being subject to termination, release, cancellation or modification prior to the Closing Date shall have been so terminated, released, canceled or modified.

ARC may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

         7.2 Conditions to Obligations of FGI and the FGI Shareholders. The obligations of FGI and the FGI Shareholders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

               (a) the representations and warranties set forth in Article 5 and the representations and warranties of ARC or its Affiliates in the other Transaction Documents shall be true and correct in all material respects when made, and at and as of the Closing Date, without giving effect to any supplement to the ARC Disclosure Letter; provided, however, that any breach of any such representation or warranty shall not be considered to be material unless it could reasonably result in potential Adverse Consequences to the FGI Indemnified Parties (as defined below) in excess of $300,000 in the aggregate;

               (b) ARC shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (c) No material adverse change shall have occurred in the business, condition (financial or otherwise), operations, or results of operations of ARC;

               (d) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge could (i) prevent consummation of any of the transactions contemplated by the Transaction Documents, or (ii) cause any of the transactions contemplated by the Transaction Documents to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               (e) ARC shall have delivered to FGI and the FGI Shareholders a certificate to the effect that each of the conditions specified in
          Section 7.2(a)-(d) is satisfied in all material respects;

               (f) ARC shall have delivered to FGI and the FGI shareholders (i) a copy of the Charter of ARC certified by the Secretary of the State of Tennessee, and (ii) a certificate of existence certified by the Secretary of the State of Tennessee;

               (g) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 4.2;

               (h) ARC (or its Affiliates) shall have entered into the agreements referred to in Sections 7.1(j) through (w) hereof, which agreements shall be reasonably acceptable to FGI and the FGI Shareholders;

               (i) the FGI Shareholders shall have received (A) from counsel to ARC an opinion in form and substance reasonably satisfactory to the FGI Shareholders and their counsel, and dated as of the Closing Date; and (B) from the FGI Shareholders' tax counsel an opinion that the Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code;

               (j) ARC shall have obtained all authorizations, consents, and approvals of governments and governmental agencies required in connection with the consummation of the transactions contemplated by the Transaction Documents, or shall have agreed to indemnify the FGI Indemnified Parties (as defined in Section 9.4(a)) in a manner reasonably satisfactory to the FGI Shareholders from and against the entirety of any Adverse Consequences the FGI Indemnified Parties may reasonably be expected to suffer as a result of the failure to obtain such authorizations, consents, and approvals prior to the Merger;

               (k) all actions to be taken by ARC in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to FGI and the FGI Shareholders, provided that they shall not unreasonably withhold or delay their approval of such documents; and

               (l) ARC shall have approved the distribution or transfer of the Excluded Assets as contemplated by Section 6.2(c).

FGI and the FGI Shareholders may waive any condition specified in this Section
7.2 if they execute a writing so stating at or prior to the Closing.

         7.3 Preparation of Certain Transaction Documents. Within twenty (20) days of the date hereof, the parties shall use their best efforts to agree upon the form of the agreements described in subsections 7.1(j), (k), (o), (p), (q),
(r), (s) and (w), each of which shall be mutually acceptable to the parties thereto. ARC and the FGI Shareholders shall confirm their agreement as to the form of such agreements by written correspondence between them.

                                   ARTICLE 8.

                             POST-CLOSING COVENANTS

         The parties agree as follows with respect to the period following the
Closing:

         8.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or any other Transaction Document, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 9). FGI and the FGI Shareholders acknowledge and agree that from and after the Closing, ARC will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to FGI or the FGI Subsidiaries (other than those relating solely to the Excluded Assets), provided that ARC shall make such documents, books, records, agreements, and financial data available to the FGI Shareholders upon reasonable notice for proper purposes. Each of the parties hereto shall have the right to record (at its expense) in the appropriate real estate record office any of the Transaction Documents that are of the type that is customarily so recorded.

         8.2 Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(a) any transaction contemplated under any Transaction Document or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of FGI or the FGI Subsidiaries, each of the other parties will cooperate with such party and such party's counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article 9).

         8.3 Transition. The FGI Shareholders will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of FGI, the FGI Subsidiaries, and Freedom Plaza from maintaining the same business relationships with ARC after the Closing as it maintained with FGI, the FGI Subsidiaries, and Freedom Plaza prior to the Closing. Each of the FGI Shareholders will refer all inquiries relating to the businesses of FGI, the FGI Subsidiaries, and Freedom Plaza to ARC from and after the Closing.

         8.4 Confidentiality. Each of ARC, FGI, and the FGI Shareholders will treat and hold as such all of the Confidential Information received concerning the other parties hereto, refrain from using any of the Confidential Information except in connection with the Transaction Documents, and, in the event this Agreement is terminated pursuant to Article 10, deliver promptly to the other parties or destroy, at the request and option of such other party, all tangible embodiments (and all copies) of the Confidential Information concerning such other party that are in the possession of ARC, FGI, or the FGI Shareholders, as the case may be. In the event that any director, officer, member, partner or agent of ARC, FGI, or the FGI Subsidiaries or a FGI Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information concerning another party hereto, he or it will notify such other party promptly of the request or requirement so that such party may seek an appropriate protective order or waive compliance with the provisions of this Section 8.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any director, officer, member, partner or agent of ARC, FGI, or the FGI Subsidiaries or a FGI Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, he or it may disclose the Confidential Information to the tribunal; provided, however; that he or it shall use his or its reasonable best efforts to obtain, at the request of such other party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as such other party shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure.

         8.5 ARC Stock Certificates. Each stock certificate delivered by ARC to the FGI Shareholders will be imprinted with a legend substantially in the following form:

             THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
         REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SHARES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Each holder desiring to transfer ARC Common Stock issued pursuant to this Agreement without registration first must furnish ARC with a written opinion satisfactory to ARC in form and substance from counsel satisfactory to ARC by reason of experience to the effect that the holder may transfer the ARC Common Stock as desired without registration under the Securities Act.

         8.6 Post-Closing Repayment of Certain Promissory Notes; Loan Assumption Fees. Immediately following Closing, ARC shall cause FGI to repay (i) the $10.4 million of promissory notes held by former FGI shareholders (the "Shareholder Notes"), and (ii) the $1.3 million of promissory notes held by residents of the Communities (the "Resident Notes"), all of which notes are described in Schedule 4.17(d) of the FGI Disclosure Letter. Immediately following Closing, ARC shall also cause FGI to pay the loan assumption fee payable to the Aid Association for Lutherans as a result of the change in the partners of the Freedom Village of Holland, Michigan in the maximum amount of $85,000 (the "Michigan Loan Assumption Fee"). To the extent necessary, ARC shall make funds available to FGI to enable FGI to make such repayments.

         8.7 Net Working Capital Adjustments.

             (a) ARC and the FGI Shareholders shall adjust (up or down) the cash portion of the Merger Consideration on the Closing Date based upon the extent to which the estimated Net Working Capital on the Closing Date is less than, or greater than, zero (the "Initial Net Working Capital Adjustment"). The cash portion of the Merger Consideration shall be reduced (dollar for dollar) by the amount by which the estimated Net Working Capital, as so determined, is less than zero. The cash portion of the Merger Consideration shall be increased (dollar for dollar) by the amount by which the estimated Net Working Capital, as so determined, is greater than zero.

             (b) The Initial Net Working Capital Adjustment shall be calculated in accordance with GAAP and shall be based upon the entries in the balance sheets for FGI and the FGI Subsidiaries (other than the Excluded Entities) included in the latest available monthly financial statements delivered pursuant to Section 6.2(h). For purposes of illustration, Exhibit I sets forth a hypothetical Initial Net Working Capital Adjustment using the balance sheets included in the Most Recent Financial Statements. The methodology for calculating the Initial Net Working Capital Adjustment and for finally determining Net Working Capital as of the Closing Date shall be consistent with that shown on
         Exhibit I.

             (c) Within ninety (90) days of the Closing Date, ARC and the FGI Shareholders shall re-compute the amount of Net Working Capital as of the Closing Date in accordance with the procedures and methodologies set forth above. Within thirty (30) days following receipt by the FGI Shareholders of such calculation, the parties shall settle any amounts owing as a result of such calculation. The FGI Shareholders, jointly and severally, shall pay to ARC the amount, if any, by which Net Working Capital as of the Closing Date is less than zero. In the event Net Working Capital as of the Closing Date exceeds zero, ARC shall pay to the FGI Shareholders the amount by which Net Working Capital exceeds zero. Any amounts to be paid to the FGI Shareholders pursuant to this
         Section 8.7(c) shall be paid to the FGI Shareholders based upon the percentages set forth on Schedule 3.1.

         Any such refund or payment shall be by wire transfer of immediately available funds to a bank account designated by payee to payor or by such other method as to which ARC and the FGI Shareholders shall agree.

             (d) If, within ninety (90) days after the Closing Date, ARC and the FGI Shareholders are unable to agree on the amount of Net Working Capital as of the Closing Date, ARC and the FGI Shareholders shall each have the right to require that such disputed determinations be submitted to such independent certified public accounting firm as ARC and the FGI Shareholders may then mutually agree upon in writing, for computation or verification in accordance with the provisions of this Agreement and otherwise, where applicable, in accordance with GAAP. The foregoing provisions for certified public accounting firm review shall be specifically enforceable by the parties; the decision of such accounting firm shall be final and binding upon the parties; there shall be no right of appeal from such decision; and such accounting firm's fees and expenses for each disputed determination shall be borne by the party whose determination has been modified by such accounting firm's report or by both parties in proportion to the relative amount each party's determination has been modified. Any additional payments due under this Agreement shall bear interest until paid in full at the Applicable Rate.

         8.8 Insurance. Following the Closing, ARC will use its best efforts to continue to carry insurance consistent with ARC's Ordinary Course of Business. For a period of six years after the Closing Date, at the request and sole expense of the FGI Shareholders, ARC will use its bests efforts to purchase such additional insurance as the FGI Shareholders may request.

         8.9 ARC Change of Accounting Method. If any ARC Indemnified Party (as hereinafter defined in Section 9.2(a)) or the Internal Revenue Service should change the Master Trust Accounting Method utilized by Freedom Plaza or the Target Entities known as Freedom Village of Holland, Michigan and Freedom Village of Sun City Center, Ltd., and if such change should result in an increase in the Taxes for partners (other than FGI or the FGI Subsidiaries) of Freedom Plaza or either of these two Target Entities (the "Non-FGI Partners") arising from partnership tax returns for periods ending on or before the Closing Date, then ARC shall reimburse the Non-FGI Partners for all taxes so imposed (including interest and penalties) as a result of the change in Master Trust Accounting Method. ARC shall reimburse the Non-FGI Partners within 30 days of such change (or, if later, within 30 days of a final determination by the Internal Revenue Service accepting such change). The Non-FGI Partners are express, intended third-party beneficiaries of this Section 8.9 and are entitled to enforce it for their own benefit.

                                   ARTICLE 9.

                         SURVIVAL OF REPRESENTATIONS AND
                           WARRANTIES; INDEMNIFICATION

         9.1 Survival of Representations and Warranties. All of the representations and warranties of the FGI Shareholders contained in Article 4 and all of the representations and warranties of ARC contained in Article 5 shall survive the Closing (even if the FGI Shareholders or ARC knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect for a period of two years thereafter, except the representations and warranties set forth in Sections 4.13, 4.26, and 4.27 shall continue in full force and effect until the applicable statute of limitations expires (or a period of four years if there is no applicable statute of limitations). Notwithstanding the foregoing to the contrary, the representations of ARC in Sections 5.7, 5.8, and 5.9 shall only be deemed to be conditions to the Merger, and shall not survive Closing or serve as a separate basis for indemnification under Section 9.4 hereof.

         9.2 Indemnification Obligations of the FGI Shareholders.

             (a) If (i) FGI or any FGI Shareholder breaches (or in the event any third party alleges facts that, if true, would mean FGI or a FGI Shareholder has breached) any representations, warranties, and covenants of FGI and/or the FGI Shareholders contained herein, (ii) there is an applicable survival period pursuant to Section 9.1, and
         (iii) ARC issues a Claim Notice pursuant to Section 9.5 hereof within such survival period, then the FGI Shareholders agree, jointly and severally, to indemnify ARC, its subsidiaries and Affiliates and, following the Closing, FGI and the FGI Subsidiaries and their respective subsidiaries and Affiliates (individually and collectively the "ARC Indemnified Parties") from and against the entirety of any Adverse Consequences that the ARC Indemnified Parties may suffer (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach) specified or identified in the Claim Notice; provided, however, that
         (i) in no event shall any FGI Shareholder have any Liability or obligation as a result of a breach or alleged breach of any representation or warranty by any other FGI Shareholder that relates solely to such other FGI Shareholder; and (ii) the FGI Shareholders shall have no duplicative liability under this Section 9.2(a) with respect to matters for which the ARC Indemnified Parties have asserted claims for indemnification under Sections 9.2(b), (c), (d), (e), (f) or
         (g).

             (b) Each of the FGI Shareholders agrees, jointly and severally, to indemnify the ARC Indemnified Parties from and against the entirety of any Adverse Consequences that the ARC Indemnified Parties may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of FGI or any of the FGI Subsidiaries for any Taxes of FGI, any of the FGI Subsidiaries, or any of the Excluded FGI Entities with respect to any Tax year or portion thereof ending on or before the Closing Date (or for the period prior to the Closing Date for any Tax year beginning before and ending after the Closing Date) to the extent such Taxes are not taken into account in determining the Net Working Capital for purposes of the adjustment described in Section 8.7; provided, however, that the FGI Shareholders shall not indemnify the ARC Indemnified Parties with respect to Adverse Consequences that may result from any change in the Master Trust Accounting Method utilized by Freedom Plaza or the Target Entities known as Freedom Village of Holland, Michigan and Freedom Village of Sun City Center, Ltd., whether initiated by any ARC Indemnified Party or by the Internal Revenue Service after the Closing.

                  (c) Without limiting any provision of Sections 9.2(a) and (b) above, each of the FGI Shareholders agrees, jointly and severally, to indemnify the ARC Indemnified Parties from and against the entirety of any Adverse Consequences that the ARC Indemnified Parties may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of FGI or any of the FGI Subsidiaries relating to (i) any Liability of the Excluded FGI Entities or the Excluded Assets, or (ii) for any Taxes arising, directly or indirectly, from or out of, the distribution or transfer of the Excluded Assets as contemplated by Section 6.2(c) hereof (including any transfers or transactions undertaken as a condition thereto, or in connection therewith), to the extent that such Taxes are not taken into account in determining the Net Working Capital adjustment pursuant to Section 8.7, or (iii) any liability for a change in the Master Trust Accounting Method initiated by the taxpayer controlling the Excluded FGI Entities (as opposed to ARC or the Internal Revenue Service).

                  (d) Without limiting any provision of Section 9.2(a), (b) and
         (c) above, if any Excluded Asset is transferred to a charitable organization prior to the Closing, whether directly or after first transferring such Excluded Asset to a subsidiary of FGI, then each of the FGI Shareholders agrees, jointly and severally, to indemnify the ARC Indemnified Parties from and against any Adverse Consequences that the ARC Indemnified Parties may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Internal Revenue Service disallowing any such charitable contribution as a Tax deduction by FGI or any FGI Subsidiary for a period ending on or before the Closing or the disallowance as a carryforward of such charitable contribution as a Tax deduction by ARC or its Affiliated Group for any period ending after the Closing, but only to the extent such carryforward was not allowed as a carryforward to the first tax year following the Closing Date in the minimum amount specified in Section 6.2(c).

                  (e) Without limiting any provision of Section 9.2(a) above, each of the FGI Shareholders agree, jointly and severally, to indemnify the ARC Indemnified Parties from and against the entirety of any Adverse Consequences that the ARC Indemnified Parties may suffer resulting from, arising out of, relating to, in the nature of, or caused by any claim by any shareholder or partner of any FGI Subsidiary or any Excluded FGI Entity (other than FGI or any FGI Shareholder) for breach of fiduciary duty or other similar claim as a result of the transactions contemplated by the Transaction Documents.

             (f) Without limiting any provision of Section 9.2(a) above, each of the FGI Shareholders agree, jointly and severally, to indemnify the ARC Indemnified Parties from and against the entirety of any Adverse Consequences that the ARC Indemnified Parties may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of FGI and the FGI Subsidiaries for (i) the litigation set forth on Schedules 4.14(a)(ii) and 4.22 of the FGI Disclosure Letter, (ii) the severance agreements set forth on Schedules 4.10(r) and 4.17(i) of the FGI Disclosure Letter, or (iii) the termination, modification, or acceleration of payments under any Employee Benefit Plan of FGI or the FGI Subsidiaries, in each case to the extent such Liability is not taken into account in determining the Net Working Capital adjustment pursuant to Section 8.7.

             (g) Without limiting any provision of Section 9.2(a) above, each of the FGI Shareholders agree, jointly and severally, to indemnify the ARC Indemnified Parties in the event that the FGI Shareholders breach their obligations under Section 8.7 of this Agreement.

         Notwithstanding anything herein to the contrary, the limitations set forth in Section 9.6(a) and (b) shall not apply to, affect or limit the Liability of the FGI Shareholders for indemnification pursuant to, or under, Sections 9.2(b), (c), (d), (e), (f) or (g) above.

         9.3 Procedure for Matters Involving Third Parties.

         (a) If any third party shall notify an ARC Indemnified Party with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the FGI Shareholders under this Article 9, then ARC shall promptly issue a Claim Notice to the FGI Shareholders with respect thereto in accordance with the provisions of Section 9.5 hereof.

         (b) The FGI Shareholders will have the right to defend the ARC Indemnified Parties against the Third Party Claim with counsel chosen by the FGI Shareholders and reasonably satisfactory to ARC, provided that (i) the FGI Shareholders notify ARC in writing within 15 days following the receipt of the Claim Notice (the "Notice Period") that the FGI Shareholders will indemnify the ARC Indemnified Parties from and against the entirety of any Adverse Consequences the ARC Indemnified Parties may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, and (ii) the FGI Shareholders provide ARC with evidence reasonably acceptable to ARC that the FGI Shareholders will have the financial resources to defend against the Third Party Claim and fulfill their indemnification obligations hereunder, and (iii) the FGI Shareholders conduct the defense of the Third Party Claim actively, diligently, and in good faith.

         (c) If the FGI Shareholders fail to notify ARC in accordance with clause (i) of Section 9.3(b), or the FGI Shareholders fail to provide ARC with reasonable evidence of financial resources pursuant to clause (ii) of Section 9.3(b), then ARC will have the right to defend against the Third Party Claim with counsel of its choice.

         (d) Notwithstanding Section 9.3(b), (i) if the Third Party Claim seeks an injunction or other equitable relief that would have a material adverse effect on any of the ARC Indemnified Parties, or if ARC determines, reasonably and in good faith, that a settlement of, or an adverse judgment with respect to, the Third Party Claim likely would establish a precedential custom or practice materially adverse to the continuing business interests of any of the ARC Indemnified Parties, and (ii) if ARC states in the Claim Notice that the Third Party Claim seeks such equitable relief or that ARC has made such a determination and that ARC, on that basis, has elected to assume the defense of the Third Party Claim, then ARC will have the right to defend against the Third Party Claim with counsel of its choice reasonably satisfactory to the FGI shareholders, provided that ARC conducts the defense of the Third Party Claim actively, diligently, and in good faith.

         (e) In any circumstance in which the FGI Shareholders are conducting the defense of the Third Party Claim, the ARC Indemnified Parties may retain separate co-counsel at their sole cost and expense and participate fully in the defense of the Third Party Claim. If ARC is conducting the defense of the Third Party Claim in accordance with Section 9.3(d), the FGI Shareholders may retain separate co-counsel at their sole cost and expense and participate fully in the defense of the Third Party Claim. In the event the FGI Shareholders are conducting the defense of a Third Party Claim in accordance with Section 9.3(b) or ARC is conducting the defense of the Third Party Claim in accordance with
Section 9.3(d), neither the ARC Indemnified Parties nor the FGI Shareholders will consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the other (not to be withheld unreasonably). ARC and the FGI Shareholders and their respective counsel shall consult with each other, shall allow the other to participate fully and meaningfully, and shall cooperate, diligently and in good faith, in the defense of the Third Party Claim. In any situation in which either party is entitled to retain co-counsel as described in this Section 9.3(e), then all parties shall negotiate reasonably and in good faith to attempt to enter into a mutually acceptable joint defense agreement.

         (f) In the event that the FGI Shareholders are conducting the defense of a Third Party Claim in accordance with Section 9.3(b) or ARC is conducting the defense of the Third Party Claim in accordance with Section 9.3(d) and (i) a Qualifying Settlement Offer (as hereinafter defined) is made to settle or compromise a Third Party Claim that the FGI Shareholders propose in writing to accept, and (ii) the ARC Indemnified Parties refuse to consent to such Qualifying Settlement Offer, then: (1) the FGI Shareholders shall be excused from, and the ARC Indemnified Parties shall thereafter be solely responsible for, all further defense of such Third Party Claim, and (2) the maximum liability of the FGI Shareholders relating to such Third Party Claim shall be limited to the amount of the Qualifying Settlement Offer (plus any costs of defense incurred up to the date of the Qualifying Settlement Offer). As used herein, the term "Qualifying Settlement Offer" shall mean a firm, written offer to settle completely and unconditionally a Third Party Claim, which offer (A) the FGI Shareholders acknowledge in writing that they have the obligation to pay in full (including all associated expenses), (B) includes a full and unconditional release of each of the ARC Indemnified Parties with respect to all aspects of the Third Party Claim (including the release of any injunction or court order relating to such Third Party Claim), and (C) does not provide for any injunctive or other equitable relief adversely affecting any ARC Indemnified Party in any material respect.

         (g) If any party that has elected to assume the defense of a Third Party Claim pursuant to Section 9.3(b) or 9.3(d) fails to conduct the defense of the Third Party Claim actively, diligently, and in good faith, then the other party may take control of the defense of the Third Party Claim and settle or compromise the same without consent. If ARC, reasonably and in good faith, assumes the defense of the Third Party Claim pursuant to this Section 9.3(g) because of the failure of the FGI Shareholders to conduct the defense of the Third Party Claim actively, diligently, and in good faith, then the FGI Shareholders will reimburse the ARC Indemnified Parties promptly and periodically for the reasonable costs of defending against the Third Party claim (including reasonable attorneys' fees and expenses), and the FGI Shareholders will remain responsible for any Adverse Consequences the ARC Indemnified Parties may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 9.

         9.4  Indemnification Obligations of ARC.

               (a) If (i) ARC breaches any representations, warranties, and covenants of ARC contained herein, and (ii) if there is an applicable survival period pursuant to Section 9.1, and (iii) the FGI Shareholders issue a Claim Notice pursuant to Section 9.5 within such survival period, then ARC agrees to indemnify the FGI Shareholders and their representatives, and Affiliates (individually and collectively the "FGI Indemnified Parties") from and against the entirety of any Adverse Consequences that the FGI Indemnified Parties may suffer through and after the date of the claim for indemnification (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach) specified or identified in the Claim Notice; provided, however, that the FGI Shareholders shall not be entitled to indemnification for any breach or alleged breach of any representation or warranty that relates to a Post-Signing Event and that is disclosed to FGI and the FGI Shareholders on a supplement to the ARC Disclosure Letter delivered to FGI and the FGI Shareholders prior to five days before Closing and that do not arise out of an intentional breach of this Agreement by ARC unless, until and only to the extent that the aggregate Adverse Consequences suffered by the FGI Indemnified Parties as a result thereof exceeds $150,000 in the aggregate; provided, further, that ARC's liability for indemnification claims for any such Post-Signing Events that are disclosed to FGI and the FGI Shareholders on a supplement to the ARC Disclosure Letter delivered to FGI and the FGI Shareholders prior to five days before Closing shall not exceed $150,000 in the aggregate.

             (b) Notwithstanding anything herein to the contrary, except in cases of actual fraud, intentional misrepresentation, intentional breach, or willful misconduct, ARC's aggregate Liability for indemnification claims under this Section 9.4 shall not exceed $20.0 million in the aggregate.

             (c) If any third party shall notify the FGI Shareholders with respect to a Third Party Claim which may give rise to a claim for indemnification against ARC under this Article 9, then the FGI Shareholders shall promptly issue a Claim Notice to ARC with respect thereto in accordance with Section 9.5 hereof. The procedures set forth in Section 9.3(b), (c), (e), (f) and (g) hereof shall govern the defense of such claim; provided, however, that for purposes of this
         Section 9.4(c), all references to ARC and the ARC Indemnified Parties in such sections shall mean the FGI Indemnified Parties and all references to the FGI Shareholders shall mean ARC.

         9.5 Notice of Claim. In the event an ARC Indemnified Party or a FGI Indemnified Party suffers Adverse Consequences that gives or could give rise to a claim for indemnification under this Article 9, ARC shall promptly notify the FGI Shareholders, or the FGI Shareholders shall promptly notify ARC, as the case may be, in writing (a "Claim Notice") in accordance with Section 11.1 of this Agreement. The Claim Notice shall contain a brief description of the nature of the Adverse Consequences suffered and, if practicable, an aggregate dollar value estimate of the Adverse Consequence suffered. No delay in the issuance of a Claim Notice shall relieve any party from any obligation under this Article 9, unless and solely to the extent such party is thereby prejudiced.

         9.6 Certain Limitations on the FGI Shareholders' Indemnification Liability.

             (a) The FGI Shareholders shall have no Liability for indemnification claims under Section 9.2(a) that relate solely to Post-Signing Events that are specifically disclosed to ARC in a supplement to the FGI Disclosure Letter delivered to ARC prior to five days before Closing and that do not arise out of an intentional breach of this Agreement by FGI or the FGI Shareholders unless, until and only to the extent that the Adverse Consequences suffered or to be suffered by the ARC Indemnified Parties as a result thereof exceeds $150,000 in the aggregate. The limitations set forth in this Section 9.6(a) shall not limit the FGI Shareholders' liability for any claim pursuant to Sections 9.2(b), (c), (d), (e), (f) or (g).

             (b) Except for indemnification claims described in Section 9.6
         (a) above, and except in cases of actual fraud, intentional misrepresentation, intentional breach or willful misconduct (including without limitation the willful failure to disclose a Post-Signing Event), the FGI Shareholders shall have no Liability for indemnification claims under Section 9.2(a) unless, until and only to the extent that the Adverse Consequences claimed under Section 9.2(a) exceeds $750,000 in the aggregate. The limitations set forth in this
         Section 9.6(b) shall not limit the FGI Shareholders' liability for any claim pursuant to Sections 9.2(b), (c), (d), (e), (f) or (g).

             (c) Notwithstanding anything herein to the contrary, except in cases of actual fraud, intentional misrepresentation, intentional breach, or willful misconduct, (i) the FGI Shareholders' aggregate Liability for indemnification claims relating solely to Post-Signing Events that are specifically disclosed to ARC in a supplement to the FGI Disclosure Letter delivered to ARC prior to five days before Closing shall not exceed $150,000 in the aggregate, (ii) the FGI Shareholder's aggregate Liability for indemnification claims under this
         Article 9 shall not exceed $20.0 million in the aggregate, and (iii) in no event shall any FGI Shareholder be required to pay to the ARC Indemnified Parties under Section 9.2 hereof an aggregate amount that exceeds the aggregate consideration received by such FGI Shareholder in the Merger, as set forth on Schedule 3.1.

             (d) If (i) the FGI Shareholders have Liability for indemnification claims relating to Post-Signing Events and (ii) the Adverse Consequences to the ARC Indemnified Parties associated with such claims are quantifiable with reasonable certainty, then the cash portion of the Merger Consideration shall be reduced by the amount by which such quantifiable amount exceeds $150,000, provided that the maximum reduction in the Merger Consideration pursuant to this Section 9.2(d) shall be $150,000.

         9.7 Option to Pay in ARC Common Stock. In the event any FGI Shareholder has an indemnification obligation to ARC solely under Section 9.2(a) (but not otherwise), such FGI Shareholder may satisfy the indemnification obligation by delivery to ARC of that quantity of shares of ARC Common Stock equal in value to the Adverse Consequences suffered by the ARC Indemnified Parties. For purposes of this Section 9.7, the value of ARC Common Stock shall be valued at the ARC Stock Price. In the event of any stock split, stock dividend, recapitalization or similar transaction involving ARC Common Stock, an appropriate adjustment shall be made in the ARC Stock Price for purposes of this Section 9.7.

         9.8 Determination of Adverse Consequences. In determining Adverse Consequences for purposes of this Article 9, the parties shall make appropriate adjustments for actual net insurance payments or recoveries (after giving effect to the costs, other than premiums paid, of obtaining the same and any retrospective or prospective premium adjustments resulting directly from the events resulting in the insurance claim(s)). The parties shall also make appropriate adjustments for tax refunds relating to periods prior to the Closing Date and any reimbursement from any Governmental Program, Private Program, or any governmental or quasi-governmental body relating to periods prior to the Closing Date that, in both cases, are not disclosed in the Financial Statements or included in the calculation of Net Working Capital.

         9.9 Right of Set-Off.

             (a) At Closing, ARC and Freedom Village at Brandywine Limited Partnership shall enter into a mutually acceptable form of set-off and escrow agreement (the "Brandywine Set-Off and Escrow Agreement") for purposes of satisfying claims by the ARC Indemnified Parties for indemnification under Sections 9.2 (c) and (d). The Brandywine Set-Off and Escrow Agreement shall have the general terms set forth on Exhibit J.

             (b) Upon notice to the FGI Shareholders or the non-ARC parties to the Transaction Documents specifying in reasonable detail the basis for such set-off, ARC or its Affiliates may set off any amount to which any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or any arbitrator determines it is entitled under this Article 9 against amounts otherwise payable under the Transaction Documents. The exercise of such right of set-off by ARC or its Affiliates in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Transaction Documents.

             (c) Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit ARC or its Affiliates in any manner in the enforcement of any other remedies that may be available to it.

         9.10 Other Remedies; FGI Shareholders Release. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) the ARC Indemnified Parties or FGI Indemnified Parties may have with respect to the transactions contemplated by this Agreement. Each FGI Shareholder hereby releases, and agrees not to make any claim for indemnification against, FGI or any of the FGI Subsidiaries by reason of the fact that such FGI Shareholder was a director, officer, member, partner, employee, or agent of any such entity or was serving at the request of any such entity as a partner, member, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought against such FGI Shareholder (whether such action, suit proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law or otherwise).

         9.11 FGI Representations and Warranties. All representations and warranties of FGI in this Agreement are separate, distinct, and independent of the representations and warranties of the FGI Shareholders. All representations and warranties of FGI in this Agreement or in any instrument delivered pursuant to this Agreement shall be conditions to the Merger and shall not survive the Merger. Effective upon Closing, the FGI Shareholders hereby waive any right to claim, and hereby release any claim that they may have, based upon indemnification or contribution against FGI or any of the FGI Subsidiaries arising out of any misrepresentation or breach by FGI under this Agreement or the other Transaction Documents.


                                   ARTICLE 10.

                                   TERMINATION

         10.1 Termination of Agreement. Certain of the parties may terminate this Agreement as provided below:

               (a) ARC, FGI, and the FGI Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

               (b) ARC may terminate this Agreement by giving written notice to FGI and the FGI Shareholders on or before the 30th day following the date hereof if ARC is not reasonably satisfied in its sole discretion with the results of, and its due diligence investigations with respect to, the operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of FGI and the FGI Subsidiaries;

               (c) ARC may terminate this Agreement by giving written notice to FGI and the FGI Shareholders at any time prior to the Closing (i) in the event any of FGI and the FGI Shareholders has breached any representation, warranty, or covenant contained herein in any material respect, ARC has notified FGI and the FGI Shareholders of the breach, and the breach has continued without cure for a period of 30 days after the notice of such breach, (ii) if the Closing shall not have occurred on or before October 31, 1998, by reason of the failure of any condition precedent under Section 7.1 (unless the failure results primarily from ARC itself breaching any representation, warranty, or covenant contained herein), or (iii) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory, or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by the Transaction Documents, and such order, decree, ruling, or other action shall have become final and non-appealable; provided, that ARC shall have used all reasonable efforts to remove such injunction, order, or decree.

               (d) FGI and the FGI Shareholders may terminate this Agreement by giving written notice to ARC at any time prior to the Closing (i) in the event ARC has breached any representation, warranty, or covenant contained herein in any material respect, FGI and the FGI Shareholders have notified ARC of the breach, and the breach has continued without cure for a period of 30 days after the notice of such breach, (ii) if the Closing shall not have occurred on or before October 31, 1998, by reason of the failure of any condition precedent under Section 7.2 (unless the failure results primarily from any of FGI and the FGI Shareholders themselves breaching any representation, warranty, or covenant contained herein), or (iii) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory, or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Documents, and such order, decree, ruling, or other action shall have become final and non-appealable; provided, that FGI and the FGI Shareholders shall have used all reasonable efforts to remove such injunction, order, or decree.

               10.2 Effect of Termination.

               (a) If any party terminates this Agreement pursuant to Section 10.1, except for Sections 4.6, 5.5, 6.1(c), and 11.10 and this Section 10.2, which shall survive termination of this Agreement, all rights and obligations of the parties hereunder shall terminate without any Liability of any party to any other party (except for any Liability of any party then in breach pursuant to Article 9 or otherwise).

               (b) In the event ARC terminates this Agreement pursuant to
          Section 10.1(c)(i) hereof or FGI and the FGI Shareholders terminate this Agreement pursuant to Section 10.1(d)(i) hereof, each of ARC, FGI, and the FGI Shareholders agree that for a period of 60 days thereafter they will negotiate in good faith to amend this Agreement on terms mutually acceptable to the parties that will cure or remedy the matters giving rise to termination. If the event giving rise to termination of this Agreement may be readily cured or remedied solely by the payment of a sum certain (which does not exceed $300,000), then the terminating party shall reasonably and in good faith consider the non-terminating party's offer (if any) to reduce or increase (as appropriate) the Merger Consideration. During such 60-day period, none of FGI and the FGI Shareholders will (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any securities, or any material portion of the assets, of any of FGI, the FGI

          Subsidiaries, or Freedom Plaza (including any acquisition structured as a merger, consolidation, share or security exchange, or reorganization) or relating to a business combination, partnership, joint venture, or similar arrangement with any person or entity or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing; (c) vote its FGI Securities in favor of any such acquisition (whether structured as a merger, consolidation, share or security exchange, or reorganization) or such business combination, partnership, joint venture, or similar arrangement. FGI and the FGI Shareholders will notify ARC immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing during such 60-day period.

          10.3 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be voluntary, and shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE 11.

                               GENERAL PROVISIONS

         11.1 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given on the earlier of
(a) receipt thereof by the intended recipient, or (b) three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to ARC:                          If to FGI:

         W.E. Sheriff                        Robert G. Roskamp
         American Retirement Corporation     1401 Manatee Avenue West, Suite 800
         111 Westwood Place                  Bradenton, Florida 34205
         Suite 402                           Telecopy No.:  941/747-9389
         Brentwood, TN 37027
         Telecopy No.: 615/221-2269

         with a copy to:                     If to the FGI Shareholders:

         T. Andrew Smith                     To the address set forth beneath their names
         Bass, Berry & Sims PLC              on the signature pages of this Agreement
         2700 First American Center
         Nashville, TN 37238
         Telecopy No.: 615/742-6298

                                             with a copy in all cases to:

                                             Morris H. Miller
                                             Holland & Knight LLP
                                             315 Calhoun Street, Suite 600
                                             Tallahassee, FL 32301
                                             Telecopy No.: 850/224-8832

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

         11.2 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that ARC may designate one or more of its Affiliates to perform its obligations hereunder or to enter into certain Transaction Documents on its behalf (in any or all cases ARC shall remain responsible for the performance of all of its obligations hereunder). Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         11.3 Entire Agreement. This Agreement, the Exhibits, the FGI Disclosure Letter, the ARC Disclosure Letter, and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.




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





         11.4 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, if applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         11.5 Governing Law. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the State of Tennessee applicable to contracts made and to be performed wholly within such state.

         11.6 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         11.7 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         11.8 Incorporation of Exhibits.

              (a) The FGI Disclosure Letter, the ARC Disclosure Letter, and the Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

               (b) All capitalized terms used in the ARC Disclosure Letter or the FGI Disclosure Letter (together, the "Disclosure Letters") shall have the meanings set forth in this Agreement. For convenience, some disclosures maybe cross-referenced to other portions of the Disclosure Letters.

         11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.



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





         11.10 Expenses. Each party to this Agreement shall bear its own expenses in connection with the Merger and the transactions contemplated hereby.

         11.11 Construction. The parties have participated jointly in the negotiation and drafting of the Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, the Transaction Documents shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of the Transaction Documents. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

         11.12 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled by contract, at law, or in equity.

         11.13 Section Headings. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding section or sections of this Agreement.

         11.14 Submission to Jurisdiction. Each of the parties submits to the jurisdiction of any state or federal court sitting in Nashville, Tennessee, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.




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         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                               AMERICAN RETIREMENT CORPORATION

                               By:
                                   ------------------------------------------
                               Name:
                                     ----------------------------------------
                               Title:
                                      ---------------------------------------


                               FREEDOM GROUP, INC.

                               By:
                                   ------------------------------------------
                               Name:
                                     ----------------------------------------
                               Title:
                                      ---------------------------------------



                               THE FGI SHAREHOLDERS:

                               ----------------------------------------------
                               Robert G. Roskamp, Individually
                               Address: 1401 Manatee Avenue West
                                        Bradenton, Florida 34205


                               PHC, L.L.C., a Michigan limited liability company

                               By:
                                   ------------------------------------------
                               Name:
                                     ----------------------------------------
                               Title:
                                      ---------------------------------------
                               Address:
                                        -------------------------------------



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




                               EDGAR AND ELSA PRINCE FOUNDATION, a
                               Michigan corporation

                               By:
                                   ------------------------------------------
                               Name:
                                     ----------------------------------------
                               Title:
                                      ---------------------------------------
                               Address:
                                        -------------------------------------







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